Exhibit 10.42

Execution Copy 17 October 2019

DATED                                  2019

NEURO RX, INC

- AND -

GEM YIELD BAHAMAS LIMITED

- AND -

GEM GLOBAL YIELD LLC SCS

SHARE SUBSCRIPTION FACILITY AGREEMENT

31/F, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Ref: 109045-[        ]

SHARE SUBSCRIPTION FACILITY AGREEMENT

THIS AGREEMENT is made on October 18, 2019

BETWEEN:

(1)

NEURORX, INC, (REG. NO. 47-4055155), a company organised and existing under the laws [Delaware, United States,] whose registered office is at 913 N. Market Street, Suite 200, Wilmington, DE 19801, United States (the “Company”);

(2)

GEM GLOBAL YIELD LLC SCS (together with its permitted successors and assigns), a company organized under the laws of the Luxembourg whose registered office is at 412F, route d-Esch, L-2086 Luxembourg (the “Investor”); and

(3)

GEM YIELD BAHAMAS LIMITED a company organized under the laws of the Bahamas whose registered office is at Office of Lennox Paton Corporate Services Limited, Bayside Executive Park, Building 3, West Bay Street, P.O. Box N-4875, Nassau, Island of New Providence, Commonwealth of the Bahamas (“GYBL”)

(hereinafter, each referred to as a “Party” and collectively as the “Parties”).

WHEREAS:

The Company has, at the date of this Agreement, an issued share capital of 14,049,836 shares (as defined below) with an aggregate value of 1,321,808,545 HKD

(A)

The Company’s Shares, as at the date of this Agreement, are not admitted to Trading on any securities exchange platform; however, the Company intends to List its Shares on the Exchange (as defined below) promptly after the execution of this Agreement.

(B)

Subject to and promptly upon the successful Listing of the Shares and subject at all times to applicable regulations, the Investor wishes to grant the Company an option to require the Investor to subscribe for Shares from the Company, on the terms and subject to the conditions set out in this Agreement, for up to an aggregate of Severn Hundred and Fifty Million Hong Kong Dollars (HKD 750,000,000) in value.

(C)

The offer or invitation which is the subject of this Agreement is to be made only to the Investor or its designated Affiliates and not to any other Person or the retail public in any jurisdiction. Moreover, this Agreement is not a prospectus as defined in any Listing Rules. Accordingly, statutory liability under any Listing Rules in relation to the content of prospectuses shall not apply. As this Agreement has not been registered as a prospectus with the Exchange, this Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Shares may not be circulated or distributed, nor may Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, in any jurisdiction except in circumstances in which such offer or sale is made pursuant to, and in accordance with the conditions of, an exemption invoked under applicable Listing Rules and to persons to whom the Shares may be offered or sold under such exemption.

IT IS AGREED:

1.	DEFINITIONS

1.1	The following terms used in this Agreement shall, unless the context otherwise requires bear the following meanings:

“Accounts Date” means December 31; [Note: Company to confirm]

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, (i) has a ten per cent (10%) or more equity interest in that Person, (ii) controls that Person, (iii) is controlled by that Person, (iv) is under common control with that Person or (v) is an investment fund vehicle managed by a common investment adviser to such Person. (“Control” or “controls” for purposes of this definition means that a Person has the power, directly or indirectly, to conduct or govern the policies of another Person);

“Agreement for Share Lending Transactions” means such agreement to be entered into between the Share Lender and the Investor under Clause 3.4(a) for the lending of Shares from the Share Lender to the Investor from time to time, the form of which is attached to this Agreement as set out in Schedule 4;

“Articles of Association” means the Articles of Association or other charter documents of the Company (as amended from time to time);

“Black Scholes Value” means the value of any Warrants (whether issued or to be issued) based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg reflecting (i) a risk-free interest rate corresponding to the treasury rate for a period equal to the term of such Warrants, (ii) an expected volatility equal to the greater of sixty per cent (60%) and the one hundred (100) day volatility obtained from the HVT function on Bloomberg as of the date of calculation, and (iii) the underlying price per Share used in such calculation shall be the Closing Trade Price on the date of calculation [Note: GEM to confirm]

“Bloomberg” means Bloomberg Financial Markets or such other international financial news service in substitution therefor which the Parties hereto may from time to time reasonably agree;

“Business Day” means any day (except any Saturday, Sunday, or public holiday in Hong Kong or New York) on which banks in the city of New York and Hong Kong are open for business;

“Calculation Agent” means the auditors of the Company for the time being or other public accounting firm or independent, reputable bank selected by the Company and approved by the Investor which is appointed by the Company to act as Calculation Agent in accordance this Agreement from time to time; [Note: GEM to confirm whether default to auditors of the Company acceptable]

“Closing Bid Price” means for the Shares on any day, the last closing bid price for the sale and purchase of such Shares on the Exchange as reported by Bloomberg. All such prices are to be appropriately adjusted for any Variation (to the extent that any such Variation shall not already be reflected in such closing bid price);

“Closing Date” shall have the meaning ascribed to it in Clause 3.2(a);

“Closing Notice” means a notice issued by the Investor pursuant to Clause 3.1 given substantially in the form set out in Schedule 3;

“Closing Notice Date” has the meaning given to it in Clause 3.1;

“Commitment Fee” shall have the meaning given in Clause 7.2;

“Commitment Period” means the period commencing on (and including) the date of this Agreement and expiring upon the third (3rd) anniversary of the date of this Agreement;

“Daily Purchase Amount” means, with respect to each Trading Day during the relevant Draw Down Pricing Period, the number of Shares which is calculated by multiplying the applicable Draw Down Amount by one-fifteenth (1/15th), provided that the Daily Purchase Amount shall be equal to zero (0) for any Knockout Day;

“Daily Trading Volume” means, with respect to any Trading Day, the trading volume of the Shares on the Exchange as reported by Bloomberg, and for such purposes all odd lot trades -“D”, manual trades - “M”, official close - “OC”, direct non-automatching transactions - “X”, and any block trades of [fifty thousand (50,000) Shares] or more shall be excluded; [Note: GEM to confirm]

“Designated Officer” means Dr. Jonathan Javitt, or such other person as is designated in writing by the Company as the Designated Officer notified to the Investor in the form set out in Schedule 6;

“Draw Down Amount” means, in respect of each Draw Down Notice, the aggregate number of Shares stated in the relevant Draw Down Notice (which number may be different in each Draw Down Notice) that the Company wishes the Investor to subscribe for provided that:

(i)

the Draw Down Amount stated in any Draw Down Notice shall not exceed seven hundred per cent (700%) of the average Daily Trading Volume during the fifteen (15) Trading Days immediately preceding the relevant Draw Down Notice Date;

(ii)

two hundred per cent (200%) of the Draw Down Amount in any Draw Down Notice shall not exceed the number of unissued Shares which the directors of the Company are authorised to allot and issue to the Investor as at the relevant Draw Down Notice Date; and

(iii)

the Draw Down Amount stated in any Draw Down Notice shall not exceed such number that, when multiplied by ninety per cent (90%) of the Closing Bid Price on the Trading Day immediately prior to the issue of the relevant Draw Down Notice, and then added to the Purchase Prices for all the Shares subscribed pursuant to all prior Closing Notices (for the avoidance of doubt, excluding Shares issued by the Company upon exercise of any Warrant), would exceed the Total Commitment;

“Draw Down Notice” means a notice from the Company to the Investor pursuant to Clause 2.1(a) executed by a Designated Officer in the form set out at Schedule 2 delivered on any Trading Day during the Commitment Period;

“Draw Down Notice Date” means the date upon which a Draw Down Notice is treated as delivered by the Company to the Investor pursuant to Clause 10.2 of this Agreement;

“Draw Down Pricing Period” means a period of fifteen (15) consecutive Trading Days immediately following a Draw Down Notice Date, provided that the number of days comprising a Draw Down Pricing Period shall be reduced by the number of the Knockout Day(s), if any, and further provided that a Draw Down Pricing Period shall start only on receipt by the Investor of Loan Shares in respect of such Draw Down Notice in accordance with the Agreement for Share Lending Transactions;

“Draw Down Pricing Period Obligation” means, with respect to any Draw Down Pricing Period, a number of Shares equal to the sum of the Daily Purchase Amount for each Trading Day during such Draw Down Pricing Period;

“Encumbrance” means with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom;

“Exchange” means any nationally recognised stock exchange or exchange platform in the world on which the Company will List its Shares, including, but not limited to, [the TSX Venture Exchange, the Stock Exchange of Hong Kong, the NASDAQ, the NYSE, and the London Stock Exchange];

[“Group” means the Company and its Subsidiaries, and each of them a “Group member”;]

“Exchange Materials” shall have the meaning given in Clause 6.1(d).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Dollars”, “Hong Kong Cents” and “HKD” means the lawful currency of Hong Kong;

“Indemnified Persons” shall have the meaning given in Clause 8.2(a);

“Indemnified Liabilities” shall have the meaning given in Clause 8.2(a);

“Indemnity Amount” shall have the meaning given in Clause 8.1(b);

“IPO” means an initial public offering;

“Knockout Day” means any Trading Day during a Draw Down Pricing Period:

(i)	on which ninety per cent (90%) of the Closing Bid Price is less than the Threshold Price stated in the Draw Down Notice last delivered by the Company under this Agreement to the Investor; or

(ii)	during which Trading of Shares has been suspended by the Exchange for more than one (1) hour; or

(iii)	in respect of which the Investor has made an election in accordance with Clause 2.3 that such Trading Day is a Knockout Day;

“Liquidated Damages” shall have the meaning given in Clause 8.1(c);

“Listing” means the admission to listing and permission to Trade on the main board of the Exchange and the terms “List” and “Listed” shall be construed accordingly;

“Listing Rules” means the rules of the Exchange from time to time in force;

“Loan Shares” shall have the meaning given in Clause 3.4(a);

“Material Adverse Change” means either (i) the audited or unaudited accounts or the accounting records of the Company [and its Subsidiaries] contain a material inaccuracy or misstatement or otherwise fail to accurately reflect the financial or business condition of the Company [and/or its Subsidiaries] as of the date on which such accounts or accounting records were prepared or in respect of the period to which such accounts and records relate; or (ii) the Shares of the Company cease to be Listed on the Exchange; or (iii) the Trading of the Shares is suspended continuously for more than five (5) Trading Days (without the written consent of the Investor); or (iv) the Company has failed to make, file or furnish any material announcements, circulars, offering memoranda, prospectus, instruments, documents or other material information to or with the Exchange or required by any other governmental or regulatory body or otherwise as required by the Listing Rules or any applicable law or governmental or other regulation to which the Company is subject; or (v) any information in relation to the financial or business condition of the Company [and/or its Subsidiaries] contained in any announcements, circulars, offering memoranda or prospectus or any other public documents issued by the Company [and/or its Subsidiaries] is or has become incorrect, untrue or misleading in any material respects; or (vi) there has been any material change in the nature of the business activities of the Company [or any of its Subsidiaries] since the date of this Agreement (including where the business of the Company [or its Subsidiaries] has not been carried on in the ordinary and usual way); or (vii) any Material Adverse Effect on the business, operations, assets, liabilities, properties, financial condition or performance, profits, losses or prospects of the Company [and its Subsidiaries], if any, taken as a whole, or (viii) any Material Adverse Effect on the Shares, or on the authority or ability of the Company to perform its obligations in respect of this Agreement, the Warrants, or the Shares (as the case may be);

“Material Adverse Effect” means any effect on the business, operations, properties, financial condition, or prospects of any Person that is material and adverse to such Person [and its Subsidiaries] and Affiliates, taken as a whole, and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of any Person being a Party to this Agreement or the Agreement for Share Lending Transactions to enter into and perform any of its obligations under such agreement in any material respect;

“Material Change in Ownership” means any change in the control or beneficial ownership of the Shares by the officers and directors of the Company as at the date of this Agreement resulting in such officers and directors controlling or owning less than [TBD] per cent ([TBD]%) of the Company’s issued and outstanding Shares; [Note: Parties to agree on threshold]

“Minimum Threshold Price” means HKD [TBD] per Share or as adjusted pursuant to Clause 10.15 and subject to applicable regulations; [Note: Parties to agree on threshold]

“Paid Amount” shall have the meaning given in Clause 7.2(h);

“Person” means any individual, corporation, general or limited partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, limited liability partnership, joint stock company, government (or an agency or political subdivision thereof) or any other entity of any kind;

“Private Transaction” shall have the meaning given in Clause 3.5;

“Promissory Note” means a promissory note in the form set out at Schedule 7.

“Purchase Price” means, in respect of a Closing Notice, a sum of money which equals the product of (i) the number of Shares set out in the relevant Closing Notice and (ii) the Subscription Price;

“Representatives” shall have the meaning given in Clause 10.14(a);

“Required Approvals” shall have the meaning given in Clause 4.7(b);

“Securities Act” means the United States Securities Act of 1933, as amended from time to time;

“Share Lender” means with respect to each Share Lending, the Shareholder who has entered into the Agreement for Share Lending Transactions from time to time to lend Shares to the Investor.

“Share Lending” shall have the meaning given in Clause 3.4(a);

“Share Subscription Facility” means an issue of Shares to financial investors structured over time with each tranche or drawdown made at the discretion of the Company;

“Shareholders’ Meeting” means a general meeting, whether ordinary, special, or extraordinary, of the Shareholders of the Company;

“Shares” means the ordinary shares in the share capital of the Company or shares of any class or classes resulting from any subdivision consolidation or reclassification of such shares which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company and “Shareholders” shall be construed accordingly;

“Subscription Price” means, with respect to any Draw Down Pricing Period, a per Share consideration equal to ninety per cent (90%) of the average Closing Bid Price during the Draw Down Pricing Period, ignoring for the purposes of such calculation any Knockout Day and the Closing Bid Price on any Knockout Day;

“Subscription Shares” means the Shares which the Investor wishes to buy from the Company pursuant to a Closing Notice;

“Subsidiary” or “Subsidiaries” of a Person means any other Persons that are controlled by such Person;

“Tax” means any tax, levy, impost, duty, or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement;

“Threshold Price” means a price set by the Company in each Draw Down Notice (which price may be different in each Draw Down Notice) below which the Company does not wish to issue the Subscription Shares pursuant to such Draw Down Notice, which price shall comply with the Listing Rules and shall not be less than the Minimum Threshold Price unless otherwise agreed by the Company and the Investor;

“Total Commitment” means seven hundred and fifty million Hong Kong Dollars (HKD 750,000,000);

“Trading” means trading of the Shares on the Exchange (without restrictions) and the terms “Traded” and “Tradable” shall be construed accordingly;

“Trading Day” means a day on which the Exchange is open for the general trading of securities (and whether or not the Shares are suspended from Trading for all or part of such day);

“United States” and “U.S. Person” shall have the respective meanings set out in Regulation S Rule 902(k) under the Securities Act;

“US Dollar” and “USD” means the lawful currency of the United States;

“Variation” means any variation to the share capital of the Company (including without limitation any subdivision, consolidation, capitalisation, issue of scrip dividend or issue of new Shares other than for arm’s length consideration) after the date of this Agreement;

“VWA Price” means the volume weighted average price of a Share on the Exchange for a Trading Day (excluding “D” - Odd lot trades, “M” - manual trades, “OC” - Official Close, “X” - direct non-automatching transactions and any block trades of [fifty thousand 50,000] or more Shares), as reported by Bloomberg for the Issuer’s page “VAP”; if the VWA Price is for any reason not reported on Bloomberg on any date on which such price is required to be used for determining any calculation herein, the VWA Price on such date shall be the volume weighted average price of a Share on the Exchange for a Trading Day as mutually determined by the Issuer and the Holder. If the Issuer and such Holder are unable to agree upon the VWA Price of such security within one (1) Business Day, then such VWA price shall be determined by the Calculation Agent by reference to, as far as possible, the definition of VWA Price provided herein;

“Warrant” means a warrant to subscribe for Shares by the Investor to be issued pursuant to Clause 3.5 of this Agreement;

“Warrant Delivery Date” has the meaning given to it in Clause 3.5(h);

“Warrant Fee” has the meaning given to it in Clause 3.5(h); and

“Warrant Shares” means the Shares the Investor shall be entitled to subscribe for pursuant to any Warrant.

1.2	In this Agreement:

(a)	references to Clauses, Sub-Clauses, and Schedules are, save where the context otherwise requires, to clauses and sub-clauses of and schedules to this Agreement;

(b)	the recitals and Schedules form part of this Agreement;

(c)

references to any act, regulation or other statutory provision in the Agreement includes reference to such act or regulation or provision as modified, consolidated or re-enacted from time to time (except to the extent where any such modification, consolidation or re-enactment increases the liability of any Party to this Agreement);

(d)	words denoting the singular include the plural and vice versa, and words denoting one gender include both genders and the neuter and vice versa; and

(e)	headings are for ease of reference only and do not affect the interpretation of this Agreement.

2.	DRAW DOWN NOTICE

2.1	Delivery of Draw Down Notice

(a)

Subject to the satisfaction (or waiver in writing by the Investor) of the conditions set forth in Clause 2.2, the Company shall be entitled to issue and deliver a Draw Down Notice to the Investor on any Trading Day during the Commitment Period. Any Draw Down Notice issued pursuant to this Clause 2.1(a) shall be delivered to the Investor in accordance with the notice provisions of Clause 10.2 and must:

(i)	specify the Draw Down Amount;

(ii)	specify the Threshold Price; and

(iii)

be signed by the Designated Officer, certifying that all conditions precedent to the delivery of a Draw Down Notice as set out in Clause 2.2 below have been satisfied (or waived in writing by the Investor).

(b)

Each Draw Down Notice shall be irrevocable once issued (except as otherwise expressly provided herein). The Company may issue as many Draw Down Notices as it may elect during the Commitment Period provided that it may not, without the prior written consent of the Investor, deliver a Draw Down Notice until (i) the expiry of the Draw Down Pricing Period relating to any Draw Down Notice previously issued by the Company; and (ii) the Shares specified in the relevant Closing Notice have been Listed, save that this latter requirement shall not apply if the Investor exercises its right to assign to the Share Lender its right under the Closing Notice to receive Shares subscribed pursuant to the relevant Closing Notice.

(c)	The Company shall not submit a Draw Down Notice resulting in the Investor being required to file a shareholder report, unless the Investor otherwise consents.

2.2	Conditions Precedent to the Delivery of a Draw Down Notice

The Company may deliver a Draw Down Notice only if the following conditions have been satisfied (or waived by the Investor in writing):

(a)	the Company has been Listed successfully;

(b)

the Loan Shares relating to the relevant Draw Down Notice have been delivered to the reasonable satisfaction of the Investor, and are freely tradable and unrestricted and remain in the Investor’s account.

(c)

the Company has obtained all the Required Approvals (in a form reasonably acceptable to the Investor) and such Required Approvals shall be in full force and effect such that at least Shares equal to (i) two hundred per cent (200%) of the Draw Down Amount under the relevant Draw Down Notice and (ii) the number of Shares issuable pursuant to Warrants under Clause 3.5 may be duly allotted and issued to the Investor pursuant to this Agreement;

(d)

the Company shall have delivered, and the Investor shall have received originals, of this Agreement and the Promissory Note duly executed by the Company, and those agreements remain in full force and effect, enforceable against the Company in accordance with their terms and the Share Lender shall have delivered and the Investor shall have received an original of the Agreement for Share Lending Transactions duly executed by the Share Lender, and the Agreement for Share Lending Transactions shall remain in full force and effect, enforceable against the Share Lender in accordance with its terms;

(e)

the Company shall at each applicable Draw Down Notice Date, and shall thereafter during each applicable Draw Down Pricing Period, to the extent required, have obtained Listing approval from the Exchange in respect of such number of unissued Shares adequate for (i) allotting and issuing the Shares specified in a Closing Notice in respect of the applicable Draw Down Notice, and (ii) allotting and issuing the Shares issuable by the Company upon exercise of any Warrant, or to the order of the Investor pursuant to this Agreement;

(f)

the representations and warranties of the Company contained herein shall be true and correct in all respects as at the date made and as at the relevant Draw Down Notice Date as repeated at that time (except that representations and warranties that are expressed by their terms to be made, or by their nature are made, as at a specific date need be true and correct in all respects only as at such specific date);

(g)

the Company shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Draw Down Notice Date;

(h)

Listing or Trading of Shares shall not have been suspended or subject to a real or imminent threat of suspension by the Exchange at any time during the thirty (30) Trading Days prior to the relevant Draw Down Notice Date, other than any suspension for the purpose of consummation or further reporting requirements/disclosure of any transaction for a period of not more than three (3) Trading Days in aggregate;

(i)

the delivery of the Draw Down Notice and the subscription and payment for the Shares under this Agreement: (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental or other regulation; and (ii) shall not subject the Investor to any penalty, or in the Investor’s reasonable judgment, other onerous condition and/or obligations under or pursuant to any applicable law or governmental or other regulation to which the Investor is subject;

(j)	no event or circumstance has arisen or is threatening to arise which would entitle the Investor to terminate this Agreement in accordance with Clause 9.2 of this Agreement;

(k)

the Investor shall have given notice to the Company (and shall not have withdrawn the same) on or before the applicable Draw Down Notice Date that it has entered into an Agreement for Share Lending Transactions with respect to the lending and borrowing of Shares equal to one hundred per cent (100%) of the Draw Down Amount set forth in the relevant Draw Down Notice which may be borrowed from time to time by and on demand of the Investor. For the avoidance of any doubt, the Investor undertakes to give notice to the Company immediately after the Agreement for Share Lending Transactions is duly executed by the Investor and Share Lender;

(l)

the Investor has not given notice to the Company on or before the applicable Draw Down Notice Date that the Share Lender has failed to duly perform its obligations pursuant to the terms of the Agreement for Share Lending Transactions (which includes an obligation on the Share Lender to lend and deliver to the Investor such number of Shares which in aggregate equal one hundred per cent (100%) of the Draw Down Amount set forth in the relevant Draw Down Notice to be issued by the Company (or lesser number of Shares as the Investor shall elect from time to time)). In the event that the Investor has not received delivery of the Loan Shares or where the Loan Shares delivered by the Share Lender pursuant to an Offer (as defined in the Agreement for Share Lending Transactions) and received by the Investor are in aggregate less than one hundred per cent (100%) of the Draw Down Amount set forth in the relevant Draw Down Notice, the Investor shall be entitled, at its sole discretion, to elect to treat the relevant Draw Down Notice issued by the Company as null and void notwithstanding any other provision in this Agreement; and

(m)

the Company has delivered to each of the Investor and GYBL legal opinions addressed jointly to the Investor and GYBL from competent and experienced legal counsel of the Company qualified in the relevant Listing jurisdiction, in the agreed form, confirming, inter alia, that:

(i)

the Company is duly incorporated and validly existing under the laws of Delaware, and the Company has the necessary corporate power to enter into this Agreement and other transactions contemplated hereunder, and this Agreement is binding on it;

(ii)

each Share Lender who has entered into an Agreement for Share Lending Transactions with the Investor has full power and capacity to enter into such agreement and such agreement is in compliance with applicable regulations and is binding on such Share Lender;

(iii)

the entering into and performance of this Agreement, the delivery of the Draw Down Notice, and the grant and exercise of any Warrant do not violate applicable laws, the Listing Rules, or the Exchange Materials;

(iv)

the Shares of the Company are approved for Listing on the Exchange and such approval is in full force and effect and there are no restrictions imposed against the Company which would prevent it performing its obligations under this Agreement;

(v)

all corporate and other actions required by the Articles of Association and under applicable laws, the Listing Rules, and the Exchange Materials to authorise the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby or to ensure the validity and legality of this Agreement or its enforceability against the Company and the transactions contemplated hereunder has been duly undertaken;

(vi)

neither the Investor nor GYBL is required to obtain any consent, waiver, authorization, or order of, or make any filing or registration with any court or other local or other governmental or regulatory authority in connection with the execution, delivery, and performance by the Investor of this Agreement, the issue or transfer of Shares pursuant to a Closing Notice, or upon exercise of any Warrant or upon issue of Shares pursuant to any Warrant;

(vii)

neither the Investor nor GYBL will, by virtue of execution and performance of this Agreement, be liable to pay any taxes in the Listing jurisdiction and except as to any tax payable on the sale of Shares purchased hereunder or under any Warrant by either of them;

(viii)

with respect to this Agreement, the Draw Down Notice, and the Warrants, neither the Investor nor GYBL will be required to fulfil any registration or filing requirements or obtain any consent or approval under law or the Listing Rules or the Exchange Materials (but excluding requirements for the notification by the Investor of its interest in the Company’s share capital under applicable law); and

(ix)

the transfer of Shares pursuant to this Agreement under any Closing Notice or on the exercise of any Warrant is permissible under applicable laws, the Listing Rules, and the Exchange Materials, and the Shares so transferred will be (or are) Listed and Traded;

provided that no legal opinion shall be required to be delivered in respect of a Draw Down Notice if the legal opinion delivered to the Investor and GYBL in respect of a previous Draw Down Notice shall remain current, applicable and effective (as reasonably determined by the Investor and GYBL), and be applicable to such Draw Down Notice to be issued.

2.3	Draw Down Pricing Period Obligation Limitation

(a)

Subject to Clause (b), with respect to any Draw Down Notice and Draw Down Pricing Period, the Investor shall be obligated to subscribe for or procure the subscription for and the Company shall be bound to issue and allot, such number of Shares as the Investor may specify in the relevant Closing Notice, provided that the total number of Shares to be subscribed under any Closing Notice shall be not less than fifty per cent (50%) of the Draw Down Pricing Period Obligation and not more than two hundred per cent (200%) of the Draw Down Pricing Period Obligation, provided further, that the number of Shares to be subscribed under any Closing Notice shall be reduced to such smaller number of Shares so that the number of Shares subscribed under a Closing Notice will, when added to other Shares held by the Investor as legal and/or beneficial owner, would not cause the Investor to be required under applicable laws and regulations, including the Listing Rules, to make a mandatory offer for all the Shares of the Company.

(b)

For the purpose of calculating the Draw Down Pricing Period Obligation, if there has been a Material Adverse Change on any Trading Day during a Draw Down Pricing Period, the Investor shall be entitled, at its sole discretion, to elect to treat such Trading Day and any further Trading Days following such Trading Day during the relevant Draw Down Pricing Period as a Knockout Day. The Investor shall notify the Company of the exact number of Shares it wishes to subscribe for in a Closing Notice delivered pursuant to Clause 3.1.

(c)

Notwithstanding any other provision in this Agreement, the Investor shall not be obliged to subscribe for or procure the subscription for any Share with respect to a Draw Down Notice, if the Investor does not receive the Loan Shares in respect of such Draw Down Notice in accordance with the terms of the Agreement for Share Lending Transactions.

(d)	The Investor undertakes that it shall not:

(i)

on each Trading Day during the Draw Down Pricing Period, dispose or procure to be disposed of any number of Shares over and above one-fifteenth (1/15th) of the applicable Draw Down Amount, provided that where the Investor has disposed or procured to be disposed of Shares on a Trading Day which number is less than one-fifteenth (1/15th) of the applicable Draw Down Amount, the Investor may dispose or procure to be disposed of the remaining balance for that Trading Day on any subsequent Trading Day during and/or after the Draw Down Pricing Period; or

(ii)

at any point in time hold directly or indirectly in excess of [nine and nine tenths per cent (9.9%)] in aggregate of the outstanding share capital of the Company. [Note: Subject to minimum reporting requirements in applicable exchange]

(iii)	[Note: This undertaking already covered by Clause 3.3(a)]

3.	SUBSCRIPTION OF SHARES AND DEALING OF SHARES PRIOR TO SUBSCRIPTION

3.1	Delivery of Closing Notice

On the Trading Day following the last Trading Day of each Draw Down Pricing Period (the “Closing Notice Date”), the Investor shall deliver a Closing Notice to the Company stating:

(a)	the exact number of Shares it wishes to subscribe from the Company in accordance with Clause 2.3(a);

(b)	the applicable Subscription Price and Purchase Price; and

(c)	the manner of delivery of Shares by the Company to the Investor or to the Investor’s order.

3.2	Closing Obligations

(a)

Subject to the satisfaction (or waiver by the Investor in writing) of the conditions set out in Clause 3.2(c) below, on the third (3rd) Trading Day following the Closing Notice Date (the “Closing Date”), the Company shall issue to the Investor or its nominee(s) (to the extent set forth in the relevant Closing Notice) the number of Subscription Shares set forth in the relevant Closing Notice (which shall be freely Tradeable and Listed) and deliver such Subscription Shares to an account or accounts designated by the Investor.

(b)

Subject to the satisfaction (or waiver by the Investor in writing) of the conditions set out in Clause 3.2(c) below and against compliance by the Company with its obligations pursuant to Clause 3.2(a), on the relevant Closing Date, the Investor shall subscribe or procure to be subscribed for the number of Subscription Shares set forth in the relevant Closing Notice (conditionally upon such Shares being Listed at opening of Trading on the Closing Date) and shall remit or cause to be remitted by wire transfer the Purchase Price to the Company’s account notified by the Company to the Investor.

(c)

The obligation for the investor to subscribe for or to procure the subscription for Shares set forth in a Closing Notice on the relevant Closing Date shall be subject to and conditional upon the following:

(i)	the Company has obtained all the Required Approvals (in a form reasonably acceptable to the Investor) and such Required Approvals shall be in full force and effect as at the Closing Date;

(ii)

the subscription and payment for the Shares pursuant to the relevant Closing Notice shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental or judicial authority or other regulation, including the Listing Rules, to which the Investor and/or the Company are subject;

(iii)

there being no change, during the period between the date of this Agreement and on the applicable Closing Date, in any law, governmental or other regulation applicable in the Listing jurisdiction which would adversely affect in any material aspect the holding or disposal of Shares by or by order of the Investor or any other rights of the Investor or any Person acting by order of the Investor in respect of these Shares;

(iv)

there being no law and/or regulation or other governmental requirement on the applicable Closing Date, including the Listing Rules and the Exchange Materials, which would require the Investor and/or any Person acting by the Investor’s order to make a mandatory offer for all the issued Shares of the Company;

(v)

there being no law or governmental or other regulation applicable in the Listing jurisdiction, including the Listing Rules and the Exchange Materials, on the applicable Closing Date which would require the Investor and/or any Person acting by order of the Investor to fulfil any registration or filing requirements or obtain any consent or approval under law or the Listing Rules (but excluding requirements for the notification by the Investor of its interest in the Company’s share capital under applicable law);

(vi)

the Company shall at each applicable Closing Date have obtained Listing approval from the Exchange in respect of such number of unissued Shares adequate for (i) allotting and issuing the Shares as may be specified in the relevant Closing Notice and (ii) allotting and issuing the Shares issuable by the Company upon exercise of the Warrants, or to the order of the Investor pursuant to this Agreement;

(vii)

the representations and warranties of the Company contained herein shall remain true and correct in all material respects as at the date made and as at the relevant Closing Date as repeated at that time (except that representations and warranties that are expressed by their terms to be made, or by their nature are made, as at a specific date need be true and correct in all respects only as at such specific date);

(viii)

the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date;

(ix)	no event or circumstance has arisen or is threatening to arise which would entitle the Investor to terminate this Agreement in accordance with Clause 9.2 of this Agreement;

(x)

the Listing and Trading of the issued Shares have not been suspended indefinitely, have not been suspended continuously for more than twenty (20) trading days, and are not subject to a real or imminent threat of suspension by the Exchange on the Closing Date;

(xi)

the share borrowing facility entered into by the Investor as referred to in Clause 2.2(k) and Clause 2.2(l), remains in effect and there is no existing or threatened event of default by a Share Lender under the Agreement for Share Lending Transactions;

(xii)	the Company is not in breach of any of its material obligations under this Agreement or its ancillary agreements;

(xiii)	there is no reasonable allegation of fraud committed by the Company, its officers, or its shareholder Affiliates; and

(xiv)	there has been no Material Change in Ownership.

3.3	Dealing with Shares Prior to Subscription

(a)

The Investor undertakes and agrees that it shall not sell any Shares which it (i) does not own, (ii) has no right to subscribe for from time to time, or (iii) has no presently exercisable and unconditional right to vest the Shares in the buyer of them.

(b)	The Company undertakes that it shall not and shall procure that its directors shall not:

(i)	pay any cash dividends or make any other rights or distributions with respect to any Shares;

(ii)	propose or declare the payment of any cash dividends or the granting of any other rights or the making of any other distributions in respect of the Shares to a Shareholders’ Meeting;

(iii)	set any record date for the payment of any cash dividends or the granting of any other rights or the making of any other distributions in respect of the Shares,

at any time during the period starting from the issuance of the Draw Down Notice up to the day the relevant Shares required to be issued by the Company to the Investor under the corresponding Closing Notice are Listed and issued to the Investor or to the Investor’s order, as the case may be, pursuant to the terms of this Agreement.

3.4	Share Lending

(a)	The Company undertakes and agrees that it shall:

(i)	prior to each relevant Draw Down Notice Date, procure that the Share Lender enter into and shall remain bound by an Agreement for Share Lending Transactions with the Investor; and

(ii)

on each relevant Draw Down Notice Date (unless a later date is agreed in writing with the Investor), procure that the Share Lender lend and transfer to the Investor, pursuant to and in accordance with the terms of the Agreement for Share Lending Transactions, such number of Shares (the “Loan Shares”) in aggregate equal to one hundred per cent (100%) of such Draw Down Amount stipulated in the relevant Draw Down Notice prior to such Draw Down Notice Date, and all Loan Shares delivered to the Investor shall be Listed and free of all Encumbrances and trading restrictions (the “Share Lending”).

(b)

The Investor shall have the right to redeliver the Loan Shares to the Share Lender by assigning, or procuring the assignment to the Share Lender of, the rights, title, and claims the investor or any Person acting by order of the investor may have against the Company pursuant to a Closing Notice or the exercise of a Warrant, whether or not such Shares have been issued by the Company and/or are Listed, and such assignment shall satisfy the Investor’s redelivery obligation under the Agreement for Share Lending Transactions to the extent of the rights over Shares assigned.

(c)

The Company undertakes that it shall comply, and it shall use its best endeavours to procure that the Share Lender complies, with all applicable obligations resulting from any Share Lending under any applicable laws, rules and regulations, including the Exchange Materials.

3.5	Issue of Warrants

(a)

Promptly after the Shares become Listed on the Exchange (and in any even no later than [ninety (90) calendar days after Listing]), the Company shall issue and deliver to the Investor Warrants in accordance with this Clause 3.5, in agreed form, that are exercisable within three (3) years of the date of Listing to purchase up to (at the option of the Investor) seven and a half per cent (7.5%) of the Shares on a fully diluted basis. The Warrants shall have an exercise price per Share equal to the lesser of (i) the Closing Bid Price on the first day of Trading of the Shares on the Exchange or (ii) the pro rata portion of a one billion seven hundred and twenty-five million Hong Kong Dollars (HKD 1,725,000,000) valuation for all of the Shares.

(b)

Notwithstanding Clause (a) above, in the event that the Company does not complete an IPO, or any other public transaction, for any reason, but instead completes a private transaction, including but not limited to a merger, acquisition, sale, share exchange, or any other private business combination which results, or would result, in a change of Control of the Company (a “Private Transaction”), then the Company shall instead issue Warrants, in a form acceptable to the Investor, immediately before, and as a condition precedent to, the closing of any Private Transaction.

(c)	In the event the Company issues Warrants pursuant to a Private Transaction, the Investor will receive the Warrants calculated as follows:

(i)

the exercise price for the Warrants shall be equal to the lesser of (X) ninety percent (90%) of the valuation of the Private Transaction or (Y) the pro rata portion of a one billion, seven hundred and twenty-five million Hong Kong Dollars (HKD 1,725,000,000) valuation for all of the Shares;

(ii)	the number of Warrants shall be equal to seven and a half percent (7.5%) of the Shares on a fully diluted basis immediately prior to the Private Transaction; and

(iii)	the Warrants shall be exercised on a cashless basis such that the Investor shall receive consideration in substantially the same form as the Company’s shareholders in the Private Transaction.

All other provisions of Clause 3.5 which do not conflict with this paragraph shall remain in full force and effect.

(e)

[For greater certainty, in respect of Warrants not issued on the date of this Agreement, delivery of a Draw Down Notice and an acceptance notice under Clause 2.1 and the closing of a subscription under Clause 3.2 shall be deemed to be a subscription for Shares and Warrants for such period as Warrants are issuable pursuant to this Clause 3.5. The foregoing is without prejudice to the rights of the Investor under Clause 3.5 in relation to the Warrant Fee in circumstances where the Warrant Fee becomes payable.]

(f)

On the first (1st) anniversary of the date of issuance of each warrant, if the market price of the Shares is less than ninety per cent (90%) of the then-current exercise price of such Warrant, then the exercise price of any Warrants issued shall adjust to one hundred and five per cent (105%) of the market price of the Shares at that time, subject to the approval of the Exchange.

(g)	The Warrants are assignable with the Company’s prior written consent, which shall not be unreasonably withheld.

(h)

If the Company does not issue the Warrants according to Clause (a), for any reason (save for those contemplated by Clause 3.5(b)), on or before ninety (90) calendar days from the Listing date specified in Clause (a) (the “Warrant Delivery Date”), then the Company undertakes that it shall pay to the Investor the equivalent value of:

(i)

the Black Scholes Value as calculated on any Trading Day chosen solely by GYBL during the three-year term of the Warrant and GYBL will notify the Company in writing of such date on or before the end of the three-year term of the Warrant”; or

(ii)	One Hong Kong Dollar (HKD 1);

whichever amount is higher (the “Warrant Fee”).

(i)

Payment by the Company to the Investor, pursuant to Clause (i), may, at the Investor’s election, be satisfied by the allotment and issuance of Shares to the Investor, with such allotment and issuance to occur within fifteen (15) Trading Days after the Warrant Delivery Date. The number of Shares to be so issued as payment of the Warrant Fee shall be determined with reference to the Closing Trade Price on the Warrant Delivery Date. When so issued the Shares shall be duly authorised, validly issued, fully paid, capable of being Listed and Tradeable, and free from any Encumbrances (other than those provided for in the Articles of Association, if any) and all taxes (including any documentary stamp tax) are fully paid.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY

The Company hereby represents, warrants and undertakes to the Investor that the statements provided in Clauses 4.1 to 4.15 are true and accurate in all material respects and will be true and accurate in all material respects as at each Draw Down Notice Date and will be so at all times before and on each Closing Notice Date and each Closing Date, save that warranties that are given as at a specified date need only be true and accurate in all material respects as at such specified date.

4.1	Organisation and Qualification

The Company is a company duly incorporated and existing under the laws of Delaware with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. [Each Group member] is validly constituted, existing and incorporated, and in good standing under the laws of its place of incorporation and has the requisite corporate and legal power to own all its properties and assets and to carry on its business within the scope of its constituent documents and in compliance in all material respects with all applicable laws and regulations. [Each Group member] has obtained and maintained in full force and effect all necessary consents, authorisations, approvals, licences, waivers and exemptions in relation to the carrying on of its business within the scope of its constituent documents.

4.2	Authorisation and Enforcement

The Company has the requisite corporate power and authority to enter into and to consummate the transactions required by this Agreement and by the terms of any Warrants which it is required to issue and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and any Warrants required to be issued by the Company and the completion by it of the transactions contemplated hereby and thereby have been duly authorised by all necessary action on the part of the Company, its directors, and its Shareholders (as represented by the Shareholders’ Meeting, if necessary). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. Any Warrants to be issued under this Agreement will have been duly executed and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.

4.3	Share Capital

(a)

On the date hereof, the Company has issued 14,049,836 Shares with an aggregate balance sheet value of One Hundred Sixty Eight Million Five Hundred Ninety Eight Thousand and twenty nine U.S. Dollars (USD [168,598,029), all of which are duly authorised, validly issued and free of Encumbrances, and were not issued in violation of any pre-emptive, subscription or other similar rights of any Persons.

(b)	The Shares which may be issued as a result of the relevant Draw Down Notice will not be subject to any pre-emptive or similar rights.

4.4	Issue of Shares

The Company shall at each Draw Down Notice Date and thereafter during each Draw Down Pricing Period and up to the corresponding Closing Date have the Required Approvals to enable it to allot and issue the number of Shares equal to two hundred per cent (200%) of the Draw Down Amount set forth in the relevant Draw Down Notice, and such number of Shares which may from time to time be issued on the exercise of any Warrant. Without prejudice and in addition to the foregoing, the Company shall at all times while any Warrant remains outstanding maintain an adequate reserve of authorised but unissued Shares to enable it to allot and issue the number of Shares which may from time to time be issuable on exercise of such Warrant. When issued pursuant to this Agreement or any Warrant, the Shares shall be duly authorised, validly issued, fully paid, and free from any Encumbrances, and all taxes (including any documentary stamp tax) are fully paid.

4.5	No Breach

The execution, delivery, and performance of this Agreement by the Company, the issue of Shares by the Company pursuant to this Agreement or any Warrant issued, and the completion by the Company of the transactions contemplated hereby and thereby:

(a)	will not cause the Company to infringe any applicable law, or any rules and regulations issued by the Exchange, including without limitation the Exchange Materials; and

(b)

is not and will not result in any breach of the terms of, or constitute a default under, any instrument, judgment, or agreement to which the Company is a party or by which the Company or any property of the Company is bound, to the extent that such infringement, contravention, breach or default would have a Material Adverse Effect on the ability of the Company to perform the respective obligations under this Agreement and/or any Warrant (as the case may be).

4.6	No Conflicts

The execution, delivery and performance of this Agreement by the Company and the issue of Shares by the Company pursuant to this Agreement or any Warrant, and the completion by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Articles of Association; (ii) conflict with or result in breach of any of the terms or provisions of, or constitute a default under any indenture, trust deed, mortgage or other agreement to which the Company [or any of its Subsidiaries] is a party or by which any of them or any of their respective properties are bound; or (iii) infringe or violate any existing applicable law, rule, regulation, judgment, order, decision or decree of any government, governmental body or court, domestic or foreign having jurisdiction over the Company [or any of its Subsidiaries].

4.7	Consents and Approvals

(a)

Save for Required Approvals to be obtained before delivery of a Draw Down Notice referred to in Clause 4.7(b) and 4.7(c), neither the Company [nor any Subsidiary] is required to obtain any consent, waiver, authorisation or order of, or with, any court or other governmental or regulatory authority or other Person (including, without limitation, the Shareholders of the Company) in connection with the execution, delivery and performance by the Company of this Agreement, the issue of any Warrants, the issue of Shares pursuant to a Closing Notice or upon exercise of any Warrants and Listing of Shares provided that there shall be no breach of the warranty where the failure to obtain such consent, waiver, authorisation, or order would not materially impair or delay the ability of the Company to deliver to the Investor or to its order the Subscription Shares on a Closing Date and Warrant Shares on exercise of any Warrant, free and clear of any Encumbrance, or impair or restrict the Listing or Trading of any such Shares.

(b)

As at each Draw Down Notice Date and Closing Date, all requisite consents, approvals (whether a general mandate or specific mandate granted by the shareholders or otherwise applicable for that Draw Down Notice or issuance of Warrants), waivers, authorisations, and orders, and all requisite filings and registrations, required by any court or other governmental or regulatory authority or other Person (including, without limitation, the Shareholders from time to time) to be obtained or made by the Company and/or any of its Subsidiaries, as the case may be (collectively, the “Required Approvals”), in connection with the delivery and performance by the Company of this Agreement, the issue of Warrants, the allotment and issue of Shares pursuant to each relevant Closing Notice and upon the exercise of any Warrants, and Listing and Trading of all Shares, shall have been obtained or made and shall be in full force and effect.

(c)

As at each Draw Down Notice Date and as at each Closing Date, any Required Approvals, in respect of Shares required to be issued as a result of any Draw Down Notice served by the Company and as may be specified in a Closing Notice shall all have been obtained and shall be in full force and effect.

(d)

All Shares required to be issued pursuant to a Closing Notice shall be delivered to the Investor as soon as reasonably practical and in any event within twelve (12) months after any Closing Date and shall be Listed with the approval of the Exchange at the time such Shares are delivered to the Investor or to the Investor’s order. All such Shares issued to the Investor will not be subject to any restriction on sale or Trading.

(e)

Except pursuant to Clause 3.5(b), all Shares issued on the exercise of Warrants will be Listed with effect from and not later than the opening of business on the Exchange on the Trading Day immediately following the exercise date (as defined in the relevant Warrant). All such Shares issued to the Investor will not be subject to any restriction on sale or Trading.

4.8	Licences

The Company [and each of its Subsidiaries] hold all material licences, permits, authorisations, and consents required for the conduct of its business and all such licences, permits, authorisations, and consents are in full force and effect and, to the best of the knowledge, information, and belief of the Company (having made such enquiries as are reasonable), not liable to be revoked or not renewed.

4.9	Litigation and Proceedings

(a)

There is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the directors of the Company, threatened against the Company [or any of its Subsidiaries] or any of their respective properties or assets before or by any court, governmental or administrative agency or regulatory authority (local or foreign) which (i) relates to or challenges the legality, validity or enforceability of this Agreement or any Warrants, or (ii) could, individually or in the aggregate, materially impair the ability of the Company to perform fully on a timely basis its obligations under and pursuant to this Agreement or any Warrants (as the case may be).

(b)

No Group member is engaged in and no such action, suit, notice of violation, proceeding, or investigation is pending or threatened against, relating to or involving any Group member or the officers or directors of any Group member in their capacities as such or any material property of any Group member, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to any Group member or their respective directors which will or may result in a Material Adverse Change.

4.10	Exchange/Market

The Shares in issue are and have been for the three (3) months before the relevant Draw Down Notice Date or Closing Date, as the case may be, at all times Listed on the Exchange. The Shares are quoted and Traded on the Exchange without being suspended from Trading for more than a total of five (5) Trading Days during the period that is the shorter of the period during which the Shares were quoted, and the period of twelve (12) months before the relevant Draw Down Notice Date and the Closing Date, as the case may be. The Company knows of no reason why the Exchange will not admit to Listing and Trading the Shares which are required to be issued pursuant to this Agreement or on the exercise of any Warrant. The Company undertakes to the Investor that it shall make or cause to be made an application for all the Shares to be issued pursuant to this Agreement to be Listed as soon as possible following issue.

4.11	Non-Public Information

The Company acknowledges that neither it nor any of its representatives or agents has provided the Investor or any of its representatives or agents with any price-sensitive information regarding or related to the Company or its respective operations, personnel, technologies, or prospects that has not otherwise been made publicly available.

4.12	Solvency

The Company, [its Subsidiaries] and the Share Lender are solvent. No transfer of property has been or is being made by the Company or its Subsidiaries or the Share Lender and no obligation has been or is being incurred by the Company [or its Subsidiaries] or the Share Lender in connection with the transactions contemplated by this Agreement, or related documents with the intent to hinder, delay, or defraud either present or future creditors of the Company. No other circumstances have arisen or may reasonably be expected to arise in consequence of which the Company [or any of its Subsidiaries] or the Share Lender may cease to be solvent or able to pay its debts as and when they fall due.

4.13	No Material Adverse Change

As at and since the date of this Agreement, no Material Adverse Change has occurred or can reasonably be expected to occur.

4.14	Accounts

The consolidated audited accounts of [the Group] for the financial year ended on the Accounts Date have been prepared in accordance with the disclosure requirements of the Listing Rules and in accordance with the auditing standards applicable in Hong Kong and present a true and fair view of the state of affairs of [the Group] and of the profits and cashflows of [the Group] ended on the date to which they relate. Since the Accounts Date and save as disclosed in public announcements of the Company made prior to the date hereof, there has been no Material Adverse Change.

4.15	Illegal and Corrupt Activities

The Company has not, nor does it have any knowledge of any director, officer, agent, employee, or other person acting on behalf of the Company having, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violating or being in violation of any legislation or regulatory guidelines or codes of practice dealing with or related to corrupt practices, fraudulent dealings or illegal activities; or making any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any foreign or domestic government official or employee.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE INVESTOR

The Investor hereby represents and warrants and undertakes to the Company that the statements provided in Clauses 5.1 to 5.3 are true and accurate in all respects and will be true and accurate on each Draw Down Notice Date, each Closing Date and each day on which Shares are to be issued pursuant to the Agreement.

5.1	Organisation and Authority

The Investor is an entity duly formed and validly existing under the laws of the Luxembourg. The Investor has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement and the exercise of any Warrants and the completion by it of the transactions contemplated hereby and thereby have been duly authorised by all necessary action on the part of the Investor, its directors and its shareholders. The subscription for the Shares pursuant to this Agreement by the Investor has been duly authorised by all necessary action on part of the Investor. This Agreement has been duly executed and delivered by the Investor or on its behalf and constitutes the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms. The execution, delivery, and performance of this Agreement and the subscription for Shares pursuant to this Agreement by the Investor and any transactions contemplated hereunder do not and will not conflict with or violate any provision of the Investor’s constitutional or governing documents or any laws or regulation to which the Investor is subject.

5.2	Non-U.S. Person Status

The Investor is not a U.S. Person.

5.3	Restricted Securities

The Investor hereby acknowledges that (i) the Shares are being offered and subscribed by the Investor without registration under the Securities Act; (ii) it is acquiring the Shares for its own account; and (iii) it agrees that it will not offer, sell or otherwise transfer (or offer to do so) any of the Shares or any part thereof or interest therein within the United States or to, or for the account of, a U.S. Person except (A) pursuant to the registration requirements of the Securities Act or (B) in a transaction which is exempt from or otherwise not subject to the registration requirements of the Securities Act, and otherwise than in accordance with applicable securities laws and regulations of any other relevant jurisdiction.

6.	ACKNOWLEDGEMENTS

6.1	The Company hereby acknowledges that:

(a)

it has read and understood fully the content of this Agreement, including, but not limited to, the pricing mechanisms, the Knockout Days, the number of Shares to be subscribed for at the end of each Draw Down Pricing Period, the payment of the Commitment Fee, and the issuance of Warrants;

(b)

it is entering into this Agreement on the basis of its own independent assessment of the risks and liabilities undertaken hereunder, without any representation having been made by the Investor, GYBL, any of their Affiliates or any members, officers, directors, employees, agents, or other representatives of any of the foregoing as to the effect, operation, or results of this Agreement;

(c)

it has been advised by its own legal and financial advisers in relation to its assessment of the risks and liabilities undertaken hereunder and that none of the Investor, GYBL, any of their Affiliates or any members, officers, directors, employees, agents or other representatives of any of the foregoing has provided investment advice to the Company in connection with the matters agreed in this Agreement or has solicited or induced the Company to enter into this Agreement; and

(d)

this Agreement intends to provide for a facility to the Company after the Listing, subject to the terms and conditions hereof, and the Company shall ensure that the transactions contemplated under this Agreement comply with all laws, rules and regulations, listing decisions and guidance and other materials as may be published by the Exchange from time to time (collectively, the “Exchange Materials”).

7.	OTHER AGREEMENTS OF THE PARTIES

7.1	Fees and Expenses

(a)

The Company shall on or before the date of this Agreement, irrespective of whether the transaction contemplated under this Agreement is successfully completed, pay the Investor, or as it directs, all reasonable legal fees and expenses incurred by the Investor and GYBL in connection with the transaction, and towards that obligation shall make an aggregate non-refundable sum of up to one hundred and sixteen thousand five hundred Hong Kong Dollars (HKD 116,500) against the actual reasonable legal fees and expenses incurred by the Investor and GYBL as a result of the transaction contemplated hereunder. The Investor hereby acknowledges that (i) the Company has, before the date of this Agreement, paid one hundred and sixteen thousand five hundred Hong Kong Dollars (HKD 116,500) against payment of the Investor’s reasonable expenses and legal fees to Jones Day of 31st Floor Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong and (ii) to the extent the actual reasonable legal fees and expenses incurred by the Investor and GYBL as a result of the transaction contemplated hereunder are less than one hundred and fifty five thousand four hundred Hong Kong Dollars (HKD 155,400), the difference will be refunded to the Company.

(b)

In addition to the Company’s liability for reasonable legal fees and expenses as capped under Clause 7.1(a) above, where the Investor and GYBL consider it necessary to take further legal action to recover such fees and expenses, all of such reasonable fees and expenses together with any additional reasonable fees and expenses incurred in such recovery action shall be payable by the Company as directed by GYBL upon GYBL’s request, provided however that said reasonable fees and/or expenses and the legal action/s taken to recover such reasonable fees and expenses are determined in a final judgment, by a court of competent jurisdiction, to have legal basis under the governing law of this Agreement.

(c)

Other than as expressly set out in this Agreement, the Company and the Investor shall each pay its own costs, fees and expenses in connection with the negotiation and execution of this Agreement and the completion of the transactions contemplated by this Agreement.

7.2	Commitment Fee

(a)

The Company shall pay GYBL a commitment fee equal to two per cent (2%) of the Total Commitment, being fifteen million Hong Kong Dollars (HKD 15,000,000) (the “Commitment Fee”) without any Tax Deduction, unless a Tax Deduction is required by law, in which case the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)

The Commitment Fee shall be paid, at the option of the Company, in cash or by the issuance of unrestricted, freely Trading Shares loaned pursuant to the share lending mechanism set out in this Agreement, at the five (5) day VWA Price of the Shares thereof on the Exchange.

(c)

The Commitment Fee shall not be payable in the event that the Company does not successfully become Listed on an Exchange. If the Company does become Listed on an Exchange, the Commitment Fee shall be payable regardless of whether any Draw Down Notice is issued or subscription of Shares by the Investor occurs under this Agreement.

(d)

If not already paid pursuant to Clause (b) above, the Commitment Fee shall be payable, at GYBL’s discretion, by deduction from the proceeds received by the Company pursuant to the first few Draw Down Notices issued hereunder and shall be automatically deducted therefrom by the Investor in settlement of such obligation. If the Commitment Fee is not paid in full by the Company to GYBL on or before the first (1st) anniversary of the Listing of the Shares, the Commitment Fee or any portion thereof then remaining outstanding shall be immediately due and payable.

(e)	The Company shall, on the date of this Agreement, provide a Promissory Note, substantially in the form set out at Schedule 7, as evidence of its obligation to pay the Commitment Fee.

(f)	The Company shall pay the Commitment Fee to GYBL’s bank account as notified by GYBL to the Company in accordance with Clause 10.2 of this Agreement.

(g)

GYBL shall be entitled, at any time and prior to payment of Purchase Price under a Closing Notice, to assign to the Investor the right to receive the Commitment Fee or any part thereof from the Company. In the event of such assignment, GYBL shall promptly notify the Company of such assignment in writing. Upon such assignment, the Investor shall be entitled to set-off such Commitment Fee or any part thereof against any Purchase Price which the Investor shall be obliged to pay to the Company. Any such assignment shall be without prejudice to any other rights or remedies which GYBL or the Investor may have against the Company.

(h)

It is hereby acknowledged that if, on any date prior to the Payment Date (as that term is defined in the Promissory Note), the Company pays any portion of the Commitment Fee (the “Paid Amount”) to GYBL or the Investor, the amount due to GYBL under the Promissory Note shall be reduced by an amount equal to the Paid Amount. In such circumstances, the Company shall issue a new Promissory Note to GYBL for an amount equal to the Commitment Fee minus the Paid Amount (or if a number of payments have been made, the aggregate of all such Paid Amounts) against surrender by GYBL of its existing Promissory Note to the Company.

7.3	Tax

Notwithstanding any provision of this Agreement, the Company shall bear any stamp duty or equivalent Taxes for the issue of any Shares or Warrants under this Agreement. If any such duty or Tax has been paid by the Investor, whether or not as required by applicable law, the Company shall reimburse the Investor with such payment in full without delay upon presentation of proof of payment of such duty or Tax by the Investor.

7.4	Further Covenants

The Company undertakes to the Investor that:

(a)	it will despatch to the Investor:

(i)	a copy of its annual reports, its interim reports, and any report, circular or listing document or other material within two (2) Trading Days after filing thereof with the Exchange;

(ii)	on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries made pursuant to the Listing Rules; and

(iii)	copies of any notices and other information made available or given to the Shareholders generally, contemporaneously with the making available or giving thereof to the Shareholders; and

(b)

neither the Company [nor any of its Subsidiaries] shall take any action which would be reasonably expected to result in the de-Listing or suspension (save only temporarily for the purposes of release of an announcement or full disclosure of the transaction pursuant to this Agreement and for periods of not more than three (3) Trading Days) of the Shares on the Exchange.

7.5	Solicitation Materials

Other than as may be required by law or any regulation, including the Exchange Materials, the Company and any Person acting on their behalf have not and shall not: (i) distribute any offering materials in connection with the offering and issue of Shares pursuant to this Agreement; or (ii) solicit any offer to buy or sell such securities by means of any form of general solicitation or advertising; or (iii) engage in any “directed selling efforts” as such term is defined in Rule 902 under the Securities Act; or (iv) take any action which would subject the issue of such Shares to the registration requirements of Section 5 of the Securities Act or to any blue-sky or securities laws of any applicable jurisdiction.

8.	INDEMNIFICATION

8.1	Specific Indemnity to the Investor

(a)

Without prejudice to any other rights or remedies which the Investor may have against the Company, in the event that the Company fails to deliver freely Tradeable and Listed Subscription Shares specified in a Closing Notice within three (3) Trading Days of a Closing Date, the Company shall indemnify the Investor (or any Person acting by order of the Investor) on a full indemnity basis for:

(i)

all costs and losses incurred by the Investor or any Person acting by order of the Investor as a result of such failure, including, without prejudice to the generality of the foregoing, all costs and losses incurred by the Investor as a result of its decision to “unwind”, rescind or otherwise terminate any or all sales of the Shares by the Investor which have been made by the Investor with the expectation of receiving the Subscription Shares set forth in the relevant Closing Notice and/or in contemplation of such Shares being Listed (to the extent such sales do not constitute a breach by the Investor of Clause 2.3(d) with respect to the short selling of Shares); and

(ii)

all liabilities which the Investor or any Person acting by order of the Investor may incur, including but not limited to the liabilities incurred to any third party in consequence of its not being able to complete any such sale of Shares as aforesaid, including, without limitation, any liability to reimburse any purchaser of such Shares for the acquisition costs and any other costs incurred by such purchaser.

(b)	The Company shall satisfy its indemnity obligations under Clause 8.1(a) by making the following payments (the “Indemnity Amount”) to the Investor:

(i)

for each Trading Day or part of a Trading Day, and up to a maximum of five (5) Trading Days, following the third (3rd) Trading Day after the relevant Closing Date, where (A) the Company has failed to deliver the relevant Subscription Shares which should have been delivered pursuant to Clause 3.2(b), or (B) the Company has failed to cause the relevant Subscription Shares to be Listed and freely Tradable pursuant to Clause 3.2(b), an amount equal to two percent (2%) of the Purchase Price in respect of those Shares that the Company failed to deliver and/or failed to procure to be Listed and be freely Tradable (as the case may be); and

(ii)

if the Company shall fail to either (A) deliver the required Sales Shares pursuant to Clause 3.2(b), or (B) cause the Sales Shares to be Listed and Tradable pursuant to Clause 3.2(b), by the opening of Trading on the ninth (9th) Trading Day immediately following the relevant Closing Date, a sum equal to the actual losses and liabilities (as referred to in Clause 8.1 (a)(i) and (ii) above) incurred or suffered by the Investor, provided that:

(1)

the aggregate liability of the Company under this Clause 8.1(b)(ii) shall not exceed the Purchase Price of the Shares which the Company has failed to deliver or List on or before the relevant Trading Day as required hereunder;

(2)	the Investor shall use its reasonable endeavours to mitigate all losses and liabilities as referred to in this Clause 8.1 (b)(ii); and

(3)	the Investor shall provide the Company with reasonable evidence as to such losses and/or liabilities the Investor may incur or suffer in respect of which a claim is made under this Clause 8.1(b)(ii).

(c)

Without prejudice to any other rights or remedies which it may have against the Company, in the event that any condition specified in Clause 3.2(c) has not been satisfied on the applicable Closing Date, the Investor shall be entitled to (i) elect, by notice to the Company, not to proceed with satisfying its obligations under Clauses 3.1 and 3.2(a) and treat the relevant Draw Down Notice issued by the Company as null and void without prejudice to other provisions of this Agreement;

and (ii) liquidated damages in respect of the Investors’ wasted costs and expenses (“Liquidated Damages”) payable in cash by the Company to the Investor, on the first (1st) Trading Day following the date of the Investor’s notice to the Company for the purpose of nullifying the relevant Draw Down Notice, which equal to one per cent (1%) of the product of (A) the Draw Down Amount specified in the relevant Draw Down Notice and (B) the Purchase Price which would be applicable if the Investor proceeded with the subscription of Shares.

(d)

Without prejudice and in addition to any other rights or remedies which it may have against the Company, the Investor may, by notice to the Company, terminate this Agreement if two (2) or more consecutive Draw Down Notices issued pursuant to Clause 2.1 have been treated as null and void by the Investor pursuant to Clause 8.1(c). Upon such termination notice being given pursuant to this Clause 8.1(d), the obligation of the Investor under this Agreement shall terminate and be of no further effect, without prejudice to any claims available to any Party hereto in respect of any prior breaches in the performance of the Parties’ respective obligations hereunder.

(e)

Without prejudice to any other rights or remedies which it may have against the Company, the Investor shall be entitled to set-off any amount due to it under this Clause 8.1 against the Purchase Price which it, in the event of the issue and Listing of the Shares pursuant to this Agreement, would have been or shall be obliged to pay to the Company. The Investor and the Company hereby confirm that the Indemnity Amount and the Liquidated Damages are reasonable estimates of the damage likely to be suffered by the Investor in the event of such failure by the Company to deliver the Shares or to procure the Shares to be Listed as required hereunder.

8.2	General Indemnity to the Investor

(a)

Without prejudice to Clause 8.1 and in consideration of the Investor’s execution and delivery of this Agreement and agreement to acquire the Shares hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify, and hold harmless the Investor and its members, officers, directors, employees, and any of the foregoing Person’s agent or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) if applicable (collectively, the “Indemnified Persons”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection with the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder (the “Indemnified Liabilities”), incurred by any Indemnified Person as a result of, or arising out of, or relating to:

(i)	any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any Warrant, or any other certificate, instrument or document contemplated hereby or thereby;

(ii)	any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any Warrant, or any other certificate, instrument, or document contemplated hereby or thereby; and

(iii)

any proceeding, investigation, cause of action, suit or claim brought, made, or threatened against such Indemnified Person by a third party and arising out of or resulting from (A) the execution, delivery, performance, or enforcement of this Agreement or any Warrant, or any other certificate, instrument, or document contemplated hereby or thereby, or (B) the status of the Investor or holder of the Shares as an investor in the Company, provided that, the Company will not be obliged to indemnify the Indemnified Persons as set out above to the extent that the Indemnified Liabilities are determined in a final judgement by a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of the indemnified Person seeking such Indemnity.

(b)

Subject to being indemnified and secured to its satisfaction by the Company against any additional or increased losses it may suffer or incur as a result of so doing, and subject to the requirements (if any) of an Indemnified Person’s insurers, an indemnified Person shall take or procure to be taken such action or inaction as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Indemnified Liabilities, and such Indemnified Person (subject as provided above) should provide the Company and its legal advisers with such information and documentation relating to such Indemnified Liabilities as the Company may reasonably require. Notwithstanding other provisions in this Agreement, if the Company fails so to indemnify and secure an Indemnified Person to such Indemnified Person’s satisfaction and/or to request such Indemnified Person to take action in response to Indemnified Liabilities within fourteen (14) days of the notification of such Indemnified Liabilities to the Company, such Indemnified Person may pay or settle or resist or otherwise deal with the Indemnified Liabilities as it in its absolute discretion thinks fit.

(c)

To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable laws.

9.	TERMINATION

9.1	Termination by Mutual Consent

This Agreement may be terminated at any time during the Commitment Period by the mutual consent of the Company and the Investor.

9.2	Termination by the Investor

This Agreement may be terminated during the Commitment Period by the Investor by giving written notice of such termination to the Company, if:

(a)	there has been any Material Adverse Change;

(b)	there has been any Material Change in Ownership;

(c)

the Company has materially breached any of its representations, warranties, covenants, undertakings, or obligations contained in this Agreement and such breach is not cured within five (5) Business Days following receipt by the Company of written notice of such breach;

(d)	any material information supplied by or on behalf of the Company to the Investor in relation to the Company, its Subsidiaries, and the Share Lender is materially misleading or deceptive;

(e)

hostilities not presently existing commence (whether war has been declared or not) or in the opinion of the Investor there is a major act of terrorism or significant escalation in existing hostilities (whether war has been declared or not) involving any one or more of Hong Kong, the People’s Republic of China, and the United States of America;

(f)	either one of the following occurs:

(i)

a general moratorium on commercial banking activities in Hong Kong or any other relevant Listing jurisdiction is declared by the relevant authority, or if there is a material disruption in commercial banking or security settlement or clearance services in Hong Kong or any other relevant Listing jurisdiction; or

(ii)	trading in all securities quoted or listed on the Exchange is suspended or limited in any material respect for three (3) consecutive Trading Days,

in either case the effect of which is such as to make it, in the reasonable judgment of the investor, impractical to enforce this Agreement, any Closing Notice, or the exercise of any Warrant;

(g)	approval is refused or approval is not granted which is unconditional to the Listing of the Subscription Shares, or if granted, the approval is subsequently withdrawn, qualified or withheld;

(h)	there is a reasonable, bona fide allegation of fraud committed by the Company, its officers, its Shareholders, or the Share Lender;

(i)	the Shares, after Listing, cease to be Listed and Tradeable on the Exchange; or

(j)	Trading of the Shares is suspended continuously for more than twenty (20) Trading Days.

9.3	Termination by the Company

This Agreement may be terminated during the Commitment Period by the Company by giving written notice of such termination to the Investor, if:

(a)	there has been a Material Adverse Effect relating to the Investor; or

(b)

the Investor has materially breached any of its representations, warranties, covenants, undertakings, or obligations contained in this Agreement and such breach is not cured within thirty (30) Business Days following receipt by the Investor of written notice of such breach.

9.4	Effect of Termination

(a)

In the event of the termination of this Agreement pursuant to this Clause 9 by the Company or by the Investor, the Parties shall retain all rights and remain bound by all obligations under this Agreement with respect to the Shares and Warrants previously issued pursuant hereto to the Investor.

(b)

Nothing herein shall relieve any terminating Party from liability for any prior breach of any of its agreements, covenants, representations, warranties, or other obligations under this Agreement or shall relieve any terminating Party from liability for fraud or wilful misconduct.

10.	MISCELLANEOUS

10.1	Entire Agreement

This Agreement (including the Schedules to it) contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement. For the avoidance of doubt, all letters and any other arrangements between the Company, and either of the Investor or GYBL written or entered into prior to the date of this Agreement shall cease to be of any effect and no Party shall have any claim or right of action pursuant thereto. No Party has relied on any representation or warranty made by any other Party which is not contained in this Agreement.

10.2	Notices

Any notice or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received upon hand delivery or facsimile transmission (with transmission confirmation report) at the addresses or facsimile numbers designated below (if delivered on a Business Day on or prior to 5:00 p.m., Hong Kong time or New York time (as applicable at the recipient’s address)), or the first (1st) Business Day following such delivery (if delivered other than on a Business Day or after 5:00 p.m., Hong Kong time or New York time (as applicable at the recipient’s address)), whichever shall be applicable.

The addresses and facsimile numbers for such communications shall be for:

(i)	the Investor, as specified in Schedule 1;

(ii)

the Company, at its office address set out at the beginning of the Agreement, facsimile number N/A, email address jjavitt@neurorxpharma.com marked “for the attention of “Jonathan Javitt”; and dcurtis@proskauer.com marked “for the attention of David Curtis, and dwyer.johnjr@gmail.com marked for the attention of John Dwyer.

(iii)	GYBL, at c/o The GEM Group, 390 Park Avenue, 7th Floor, New York, NY 10022, USA, facsimile number + 1 212 265 4035, email address cbrown@gemny.com marked “for the attention of Chris Brown”

(or, in all cases, such other address and facsimile number as shall be notified in writing by the recipient Party to the sending Party from time to time).

10.3	Amendments and Waivers

No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each of the Company and the Investor, or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought.

10.4	Headings

The headings in this Agreement are for convenience only, and shall be ignored in construing its terms.

10.5	Assignment

(a)	The Company may not assign any of its rights and obligations hereunder, including by merger or consolidation (as the case may be).

(b)

Subject to Clause 10.5(c), the Investor shall not be entitled to assign its rights under this Agreement to any Person other than to an Affiliate of the Investor, provided such Affiliate has entered into a deed of adherence in the form set out in Schedule 5.

(c)

The Investor shall be entitled to assign or procure the assignment to any Person of the rights, title and claims the Investor or any Person acting by order of the Investor may have against the Company for the delivery of Shares which the Company is obliged to issue to the Investor or to the Investor’s order, pursuant to any Closing Notice or upon exercise of any Warrant (as the case may be).

10.6	No Third-Party Beneficiaries

Except as otherwise expressly provided by this Agreement, a person who is not a Party to this Agreement (other than a permitted transferee or assignee to whom rights have been transferred In accordance with Clause 10.5 above) has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) of Hong Kong or otherwise and has no rights under any law to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from such law. Despite any other term of this Agreement, the consent of any person who is not a party to this Agreement is not required for any amendment to, or variation, release, rescission, or termination of this Agreement.

10.7	Remedies and Waiver

The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement or otherwise provided by law. Any delay by a Party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

10.8	Survival

The representations, warranties, covenants, and agreements of the Company and the Investor shall survive the signing of this Agreement, each Closing Date, the termination of this Agreement, and the expiry of the Commitment Period.

10.9	Counterpart Signatures

This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Parties, it being understood that the Parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or electronic mail, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic mail signature page were an original thereof.

10.10	Severability

In case any one (1) or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

10.11	Publicity

The Company covenants to the Investor that, in the event that a Draw Down Notice or a Closing Notice is issued and the fact of such issue can reasonably be expected to constitute information which is not generally available but, if it were, would be likely to materially affect the price of the securities of the Company, it shall forthwith upon such issue announce details thereof to the Exchange in accordance with the Listing Rules. Save to the extent required by law or by the Exchange or any other regulatory authority (in which case the Company and the Investor shall be obligated to use their respective best endeavours to consult with one another), the Investor shall have the right to approve any press releases or any other public statements of the Company before issue with respect to any aspect of the transactions contemplated hereby, which approval shall not be unreasonably withheld or delayed (other than any announcement required pursuant to the first sentence of this Clause 10.11).

10.12	Further Assurances

Each Party to this Agreement shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the completion of the transactions contemplated hereby.

10.13	Exclusivity

The Company shall not enter into, create or permit to subsist in its name or on its behalf any Share Subscription Facility other than the Share Subscription Facility granted by the Investor to the Company pursuant to the terms of this Agreement for the period from the date hereof until the expiry of the Commitment Period or earlier termination of this Agreement together with full and irrevocable payment of all amounts payable by the Company hereunder, provided that this provision shall not prevent the Company from raising funds by other means including, without limitation, by way of a share placing, convertible bonds or a rights issue, except to the extent (applying such term strictly) such other means are a Share Subscription Facility.

10.14	Confidentiality

(a)

Each of the Parties agrees that it must not, and each Party shall direct and use its best efforts to cause each of its Affiliates and its Affiliates’ directors, consultants, officers, employees, agents, and shareholders (the “Representatives”) not, directly or indirectly, to disclose to any other Person or entity any information about the existence of this Agreement or any of the transactions contemplated herein, any of the terms and conditions of this Agreement or the existence or the contents of any discussions, correspondence or other communications between the Company and the Investor or their Representatives relating to this Agreement or any of the said transactions, without the other Party’s written consent, subject to Clause 10.11 above;

(b)

Each of the Parties agrees to keep all matters relating to this Agreement, the transaction and the transaction documents confidential and not to make any public announcements regarding the same without the other Party’s written consent, subject to Clause 10.11 above; and

(c)

The confidentiality requirement herein shall not cover disclosure of information by a Party to this Agreement to its stockholders and other parties to whom information relating to this Agreement are required to be disclosed for the purpose of implementing the rights and obligations of the Parties herein, provided that the Party making such disclosure shall ensure that the Persons to whom information is disclosed shall in all event maintain the confidentiality of such disclosed information.

10.15	Adjustments to the Minimum Threshold Price

If the Company at any time subdivides its outstanding Shares into a greater number of Shares, then the Minimum Threshold Price in effect immediately before such subdivision shall be proportionately reduced (if such subdivision is not reflected therein). If the Company at any time combines its outstanding Shares into a smaller number of Shares, the Minimum Threshold Price in effect immediately before such combination shall be proportionately increased (if such combination is not reflected therein).

10.16	Conflict with Other Agreements

In the event of any conflict between this Agreement (or any portion thereof) and any ancillary agreements to this Agreement, the terms of this Agreement shall prevail.

10.17	Governing Law

(a)

This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by and construed and take effect in accordance with the laws of Hong Kong.

(b)

All disputes, controversies, or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity, or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate the International Center for Dispute Resolution in New York City, the United States. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

- Schedules 1 - 7 to follow -

SCHEDULE 1

THE INVESTOR

Investor’s Name	Investor’s Address and Facsimile Number	Percentage Allocation of Shares
GEM GLOBAL YIELD LLC SCS	GEM GLOBAL YIELD LLC SCS 412F route d-Esch, L-2086, Luxembourg	100%

	Tel: +1 (212) 582 3400 Fax: +1 (212) 265 4035 Email: cbrown@gemny.com Attn: Chris Brown

Copy to:

GEM YIELD BAHAMAS LIMITED

Office of Lennox Paton Corporate

Services Limited, Bayside Executive

Park, Building 3, West Bay Street,

P.O. Box N-4875, Nassau, Island of New

Providence, Commonwealth of the

Bahamas

	Tel: +1 (212) 582 3400 Fax: +1 (212) 265 4035 Email: cbrown@gemny.cm Attn: Chris Brown

SCHEDULE 2

FORM OF DRAW DOWN NOTICE

To:	GEM GLOBAL YIELD LLC SCS

Attention:             Chris Brown

We refer to the Share Subscription Facility Agreement (the “Agreement”) dated [                     ] between NeuroRx, Inc (the “Company”), GEM Yield Bahamas Limited, and yourselves. Terms defined in the Agreement have the same meaning herein. This Draw Down Notice is being delivered to you pursuant to Clause 2.1 of the Agreement.

The Draw Down Amount applicable to this Draw Down Notice shall be                      Shares, being                                          per cent of the average Daily Trading Volume during the fifteen (15) Trading Days immediately preceding the date of this Draw Down Notice.

The Threshold Price applicable to this Draw Down Notice shall be                                              .

The Shares are Listed, and Trading of the Shares [has not been suspended/ has been suspended on [•] for [•] hours] during the fifteen (15) Trading Days with respect to which the average Daily Trading Volume was determined.

We hereby certify that all conditions precedent to the delivery of this Draw Down Notice pursuant to the Agreement have been satisfied (or waived in writing by you).

The Purchase Price shall be paid by crediting the following account of the Company:

Account No.:

Bank Name:

Account holder:

Swift Code:

Allocated

Investor’s Name	Proportion
GEM GLOBAL YIELD LLC SCS	100%

For and on behalf of NeuroRx, Inc Dated:

SCHEDULE 3

FORM OF CLOSING NOTICE

To:	NEURORX, INC

913 N. MARKET STREET,

SUITE 200,

WILMINGTON, DE 19801

UNITED STATES

Attention:         [Mr. Jonathan Javitt]

[CC: •] [NOTE: If GEM GLOBAL YIELD LLC SCS intends to assign its right to be delivered the Subscription Shares pursuant to Clause 6.2 of the Agreement for Share Lending Transactions, it may copy this Closing Notice to the Share Lender as notice of assignment This will also serve as notice to the Company as required under Clause 6.2 of said agreement.]

We refer to the Share Subscription Facility Agreement (the “Agreement”) dated                          between us, GEM YIELD BAHAMAS LIMITED and NEURORX, INC (the “Company”) and to the Draw Down Notice delivered to us on [insert Draw Down Notice Delivery Date]. Terms defined in the Agreement have the same meaning herein.

We hereby give you notice pursuant to Clause 3.1 of the Agreement that we accept the Draw Down Notice and shall subscribe for [•] Shares, being [•]% of the Draw Down Pricing Period Obligation.

The Subscription Price, being ninety per cent (90%) of the average Closing Bid Price during the Draw Down Pricing Period, (excluding any Closing Bid Price on Trading Days where ninety per cent (90%) of the average Closing Bid Price was less than the Threshold Price being [insert dates of the Knockout Days]), is HKD [•] per Share. The aggregate Purchase Price pursuant to this Closing Notice is therefore HKD [•].

[We further give notice that, pursuant to Clause 10.5 of the Agreement and Clause 6.2 of the Agreement for Share Lending Transactions dated [•], our rights, title and claims against you for the delivery of [insert number of Shares to be delivered to the Share Lender] of [insert total number of Shares] Shares to be issued under this Closing Notice are assigned to [name of the Share Lender] to such securities account as may be designated by [name of the Share Lender].] [NOTE: Copy and repeat this clause where the right to take delivery of Subscription Shares will be assigned to more than one Share Lender.]

Please deliver such Shares in accordance with the following instructions:

Electronic book entry transfer requested (check one) (1) YES          NO

Securities Sub-Account No.:

[Electronic book entry transfer requested (check one) (1) YES          NO

Securities Sub-Account No.:                                     ]

Signed by:

Name:

For and on behalf of GEM GLOBAL YIELD LLC SCS

SCHEDULE 4

FORM OF AGREEMENT FOR SHARE LENDING TRANSACTIONS

THIS AGREEMENT is made on                                                   2019

BETWEEN :

(1)	[NAME], [PASSPORT/IDENTITY CARD], [a company incorporated in the [PLACE] having its registered office at [ADDRESS]]/ [of [RESIDENTIAL ADDRESS]] (hereinafter referred to as the “Lender”); and

(2)

GEM GLOBAL YIELD LLC SCS (together with its permitted successors and assigns), a company incorporated under the laws of Luxembourg whose registered office is at 412F route d-Esch, L-2086, Luxembourg (hereinafter referred to as the “Borrower”).

WHEREAS:

1.

On                 , NeuroRx, Inc, a company incorporated in Delaware whose principal office at 913 N. Market Street, Suite 200, Wilmington, DC 19801, United States, (the “Company”) entered into a Share Subscription Facility Agreement with the Borrower (the “Share Subscription Facility Agreement”). Expressions defined in the Share Subscription Facility Agreement and not re-defined herein shall have the same meanings in this Agreement, unless the context otherwise requires.

2.	Under the Share Subscription Facility Agreement, the Borrower will subscribe for Shares from the Company from time to time.

3.	The Lender is the beneficial owner and/or controls [•] Shares in the Company and [•] Shares of which are Listed and Tradable on the Exchange.

4.

Pursuant to Clause 2.2(k) and Clause 2.2(l) of the Share Subscription Facility Agreement, it is a condition to the delivery of a Draw Down Notice by the Company that the Company has procured that the Lender lends to the Borrower Shares in an amount equal to one hundred per cent (100%) of the Draw Down Amount in such Draw Down Notice from time to time.

5.

The Lender has agreed to lend to the Borrower from time to time and the Borrower has agreed to borrow from the Lender from time to time, freely Tradable and Listed Shares in the Company to assist the Company in meeting the condition referred to in Recital 4 above.

IT IS AGREED:

1. LOAN OF SHARES

1.1

The Lender agrees to lend the Loan Shares (as defined below) to the Borrower from time to time subject to the terms and conditions of this Agreement which shall be applicable to each Individual Share Lending between the parties hereto (each a “Loan” and all loans being referred to as the “Loans”).

1.2

The Borrower shall redeliver to the Lender or procure that there be redelivered or issued to the Lender Shares (“Equivalent Shares”) of the same quantity and description (or reasonably equivalents) as the Lender has lent to the Borrower under the relevant Loan provided that such Shares may be either Listed or not Listed in accordance with the terms and conditions of this Agreement.

1.3	Each individual Loan and this Agreement shall constitute one single agreement and all Loans shall be concluded on the basis of this Agreement.

1.4

Subject to Clauses 2.3, 2.4, 7.1 and 7.2, in respect of the Loan Shares, until such Loan Shares, or any part thereof, are redelivered to the Lender pursuant to this Agreement, the Borrower shall have all of the incidents of ownership of the Loan Shares free from any interest of the Lender, including but not limited to the right to freely trade the Loan Shares and to freely transfer the legal and beneficial interest in the Loan Shares to other persons. The Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to such Loan Shares in the event that the record date or deadline for such vote, consent or other action falls within the term of the relevant Loan.

2. LOANS AND TERM OF A LOAN

2.1

On or before a Draw Down Notice Date, the Lender shall offer to lend the Borrower Shares in the Company by delivering a written offer signed by the Lender (the “Offer”) which in aggregate shall be equal to one hundred per cent (100%) of the Draw Down Amount stipulated in the relevant Draw Down Notice which shall contain the following information:

(a)

the number and details of Shares (the “Loan Shares”) which will be lent by the Lender (the “Loan Amount”) which shall be equal to one hundred per cent (100%) of the Draw Down Amount stipulated in the relevant Draw Down Notice; and

(b)	the date of delivery of the Loan Shares by the Lender to the Borrower (the “Delivery Date”), which, unless otherwise agreed in writing with the Borrower, shall be the Draw Down Notice Date; and

(c)	the delivery procedure for delivery of Loan Shares to the Borrower applied by the involved clearing-institution (the “Delivery Procedure”); and

(d)

the securities sub-account to which the Loan Shares will be delivered (the “Securities Account”), which shall be a securities sub-account which the Borrower has established with its appointed depository agent (the “Depository Agent’’) and which the Borrower has notified the Lender in writing, such notification being binding on the parties until another securities sub-account is designated by the Borrower and notified to the Lender in writing.

2.2

The Borrower shall, subject to Clause 2.3, provide instructions to its Depository Agent to receive the Shares delivered pursuant to the Offer. For avoidance of doubt, the provision of such instructions is without prejudice to the Borrower’s right to object to the Offer and/or refuse the delivery of the Loan Shares pursuant to Clause 2.3.

2.3

The Borrower may object to the Offer or to the inclusion or delivery of particular Loan Shares by 5:00pm in Hong Kong on the second (2nd) Trading Day immediately following the applicable Draw Down Notice Date (or as soon as reasonably practicable thereafter). The Lender shall deliver the Loan Shares for which no objection by the Borrower has been made to the Securities Account on the Delivery Date and the Borrower shall be bound to accept delivery of such Loan Shares, provided that the Borrower shall be entitled to object to the Offer and/or not to accept the delivery of all or part of the Loan Shares if to do so would;-

(a)	require the Borrower or the Borrower and its concert parties to make a general mandatory offer for all the issued Shares in the Company;

(b)	result in a breach of the Share Subscription Facility Agreement or of any applicable law by the Borrower; or

(c)	require the Borrower to comply with prospectus registration requirements in Hong Kong or any other applicable Listing jurisdiction.

2.4

If the Borrower objects to an Offer or does not accept delivery of Loan Shares in accordance with the provisions of Clause 2.3, then the delivery by the Lender of the Loan Shares to the Securities Account shall not transfer the Lender’s beneficiary ownership of such Loan Shares to or confer the incidents of ownership of such Loan Shares on the Borrower and the Lender shall be entitled absolutely to a return of such Loan Shares.

2.5

In the event that the Company does not proceed to issue a Draw Down Notice following an Offer made by the Lender in relation thereto, the Offer and any contract with the Borrower in respect of the Loan Shares relating thereto shall be deemed to be terminated with immediate effect and the Borrower shall procure that any Loan Shares which have been delivered to it pursuant to such Offer shall be promptly returned to the Lender at the account designated by the Lender with the Depository Agent as notified to the Borrower from time to time (“Lender Designated Account”). For the avoidance of doubt, delivery of the Loan Shares by the Borrower to the Lender Designated Account shall be in full and final satisfaction of the Borrower’s obligations to the Lender to return Loan Shares under this Clause.

2.6	The Borrower and Lender shall execute and deliver all necessary documents and give all necessary instructions to procure that all legal and beneficial right, title and interest in:

(a)	any Loan Share borrowed by or by order of the Borrower from the Lender be transferred by the Lender to the Borrower; and

(b)	any Equivalent Share to be redelivered by or by order of the Borrower to the Lender be transferred from the Borrower to the Lender on delivery of the relevant Shares in accordance with the terms of this Agreement, free from all liens, charges, encumbrances and other third party’s rights. The Borrower receiving Loan Shares subject to any liens, charges, encumbrances or other third party rights, shall have a right to return or redeliver Equivalent Shares subject to any such liens, charges or other third party rights, title or interests. Equivalent Shares to be returned by the Borrower may be either Listed or not Listed Shares.

2.7

In case of any Loan Shares and/or any Equivalent Share title to which is registered on a computer based system, the transfer of title thereof shall take place in accordance with the rules and procedures of such system as are in force from time to time.

3. DELIVERY OF THE LOAN SHARES; TRANSFER OF OWNERSHIP

3.1

The Lender shall deliver the Loan Shares to the Securities Account on the Delivery Date by procuring that there be delivered to the Borrower irrevocable confirmation by the Depository Agent that the Lender has transferred the Loan Shares to the Securities Account and that such Loan Shares are held by the Depository Agent for the account of the Borrower or any Person acting by the order of the Borrower.

3.2

In the event that the Loan Shares are not delivered by the Lender or such Loan Shares delivered shall in aggregate be less than one hundred per cent (100%) of the relevant Draw Down Amount specified in the relevant Draw Down Notice in accordance with Clause 2.1 and Clause 3.1 above, the Borrower shall be entitled to damages for non-performance and/or to terminate this Agreement without further notice. Any claim for specific performance by the Borrower shall be excluded.

3.3	The Lender shall not be entitled to obtain collateral from the Borrower for the Loan Shares.

4.	FEES

The parties hereto acknowledge and agree that no fees shall be payable by the Borrower to the Lender for any Loan granted by the Lender to the Borrower from time to time.

5. DIVIDENDS, STOCK DIVIDENDS AND SUBSCRIPTION RIGHTS

5.1

The Lender shall be entitled to all cash distributions (such as cash dividends or cash payment in the event of a capital reduction) and/or any other rights or distributions paid on or allotted to the Loan Shares lent by such Lender to the Borrower during the period of a Loan.

5.2

Where the Borrower holds the Loan Shares at a time when cash dividends and/or subscription or other rights or distributions are paid on or allotted to the Loan Shares during the period of a Loan, the Borrower shall:-

(a)	deliver the cash dividends or other distributions to the Lender as soon as reasonably practicable upon receipt by the Borrower thereof; and/or

(b)	procure the renunciation of such subscription or other rights in favour of the Lender as soon as reasonably practicable.

5.3

Where cash dividends and/or any other rights or distributions are paid or allotted in relation to any Loan Shares on or by reference to a record date on which the Loan Shares are the subject of a Loan hereunder and the Borrower no longer holds the Loan Shares at such record date, the Borrower shall as soon as reasonably practicable on or after the date of payment or allotment by the Company of such cash dividends and/or other rights or distributions, pay and deliver a sum of money equivalent to the cash dividends and/or rights or distributions which the Lender would have received with respect to the Loan Shares, irrespective of whether the Borrower received the same. The monetary equivalent of any rights or distributions (other than cash dividends and distributions) shall be determined by reference to the Market Value of such rights or distributions at the date of allotment by the Company thereof.

6. REDELIVERY

6.1

Each Loan is concluded for a term beginning with the delivery of the Loan Shares to the Borrower and ending on the day of re-delivery of the applicable Loan Shares and/or the Loan Amount of Equivalent Shares (which may be either Listed or not Listed) by the Borrower to the Lender in accordance with Clause 6.2 and/or 6.4 (as the case may be). (In the event that there shall only be redelivery by the Borrower with respect to part of the Loan Shares and/or Equivalent Shares, the Loan shall be deemed concluded in respect of that part of the relevant Loan Shares only.)

6.2

The Borrower shall have the right but not an obligation to effect redelivery of the Loan Shares to the Lender by assigning, or procuring the assignment, to the Lender, of rights, title and claims the Borrower or any Person acting by order of the Borrower may have against the Company for the issue and/or delivery of Equivalent Shares (or any part thereof) which the Company is obliged to issue pursuant to a Closing Notice or the exercise of a Warrant (whether or not such Shares are then issued by the Company or Listed) to the Borrower or to the Borrower’s order. Any such assignment by the Borrower shall be deemed to take effect from the date on which the Borrower notifies the Lender and the Company in writing of the number of Shares or Equivalent Shares to be assigned to the Lender under this Clause 6.2.

6.3

The Parties hereto acknowledge and agree that in respect of each Loan, each assignment by or by order of the Borrower to the Lender pursuant to Clause 6.2 shall be in full and final settlement of the Borrower’s obligations to the Lender under this Agreement in respect of such Loan (or the part of such Loan where the Shares subscribed for under the relevant Closing Notice or exercise of a Warrant and assigned to the Lender is less than the Loan Amount) and rights of the Borrower or any Person acting by order of the Borrower against the Company to have Shares or Equivalent Shares issued have been assigned to the Lender pursuant to Clause 6.2.

6.4

Unless Clause 7.8 applies, upon the Borrower’s receipt of the Shares subscribed under the Share Subscription Facility Agreement pursuant to the relevant Closing Notice in respect of a Draw Down Notice for which Loan Shares are delivered to the Borrower hereunder and upon such Shares being Listed and freely Tradeable, the Borrower shall conclude a Loan (or any part thereof) on the next Trading Day or as soon as practicable thereafter by returning the applicable Loan Shares and/or Loan Amount of Equivalent Shares to the Lender in the Lender Designated Account. For the avoidance of doubt, redelivery of the applicable Loan Shares and/or Equivalent Shares by the Borrower to the Lender Designated Account shall be in full and final satisfaction of the Borrower’s obligations to the Lender under this Agreement in respect of such Loan Amount.

6.5

For avoidance of doubt, subject to Clause 7.8, the Borrower is not obliged to redeliver the Loan Shares or any part thereof in respect of a Loan at any time prior to its receipt of the Shares subscribed under the Share Subscription Facility Agreement pursuant to the relevant Closing Notice of the Draw Down Notice to which the Loan Shares relate and prior to such Shares being Listed and freely Tradeable.

7.	TERMINATION

7.1	This Agreement commences on the date hereof and continues until whichever is the later of:-

(a)	the date of termination of the Share Subscription Facility Agreement;

(b)

the date on which all claims of the Borrower for delivery of Shares under the Share Subscription Facility Agreement are fulfilled and satisfied in a proper and lawful manner, upon which this Agreement shall expire; and

(c)	the date on which all claims of the Lender for the redelivery of the Loan Shares under this Agreement are fulfilled and satisfied in a proper and lawful manner, upon which this Agreement shall expire.

7.2	Termination of this Agreement prior to its expiry shall not be permitted unless terminated in accordance with this Clause 7.

7.3

This Agreement as well as any and all Loans granted under this Agreement may be terminated with immediate effect only if and when the Borrower does not fulfil its obligation under Clause 6 above by the Lender provided that the Lender shall have first issued a written reminder to the Borrower stating the obligation which the Borrower has failed to fulfil and giving the Borrower five (5) Business Days to fulfil such obligations.

7.4	All Loans shall terminate with immediate effect upon the occurrence of any of the following events:-

(a)	Winding Up

(i)	a meeting is convened; or

(ii)	a petition is presented (other than a vexatious or frivolous petition which is set aside before the petition is advertised and in any event within 14 days of presentation); or

(iii)	an order is made; or

(iv)	a resolution is passed,

for the winding-up or bankruptcy, as the case may be, of the Borrower or the Lender; or

(b)	Enforcement Proceedings

(i)	an encumbrancer takes possession on or following enforcement of its rights; or

(ii)	a receiver, a receiver and manager, trustee or similar official is appointed under any applicable law,

of the whole or any material part of the assets or undertaking of the Borrower or the Lender.

7.5

In the event of the early termination of a Loan pursuant to this Clause 7, the Lender shall no longer be required to fulfil its obligations on the delivery of the applicable Loan Shares. These obligations shall be replaced by the Compensation Claim in accordance with Clause 7.6 below.

7.6

In the event of the termination of a Loan, the Borrower shall, if it is the non-defaulting party, calculate the value of all Loan Shares to be delivered in Hong Kong Dollars on the basis of the Market Value of the Loan Shares on the date of termination of the Loan. Such a claim shall be credited together with any other claims arising from the termination of this Agreement, if any, and shall constitute a single compensation claim by the Borrower against the Lender (“Compensation Claim”).

7.7

Except as otherwise provided in Clause 7.8, upon termination of this Agreement for any reason, the Borrower shall immediately return all of the Loan Shares (or such number of Equivalent Shares, which may be Listed or not Listed) to the Lender.

7.8

In the event that the Company fails to issue, deliver or List any Share contemplated by the Share Subscription Facility Agreement otherwise than due to the default of the Borrower, the Parties agree that no Loan Shares shall be returned to the Lender until such time as the Company has paid to the Borrower the Indemnity Amount pursuant to Clause 8.1 of Share Subscription Facility Agreement.

8.	TAXES AND OTHER CHARGES

The Parties shall each pay its own costs, fees and charges, including all necessary transfer tax and stamp duties, occurring upon delivery and redelivery of the Loan Shares (including by way of the issuance by the Company to the Lender of the Subscription Shares).

9.	PAYMENTS

All payments to be paid within the scope of this Agreement shall be made in Hong Kong Dollars and shall be paid without any deduction or withholding to an account in Hong Kong.

10.	MEANS OF COMMUNICATION

10.1

Any notice or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received upon hand delivery, facsimile transmission (with transmission confirmation report), or email at the address, number, or email address designated below (if delivered on a Business Day on or prior to 5:00 p.m., Hong Kong time or New York time (as applicable at the recipient’s address), or the first Business Day following such delivery (if delivered other than on a Business Day or after 5:00 p.m., Hong Kong time or New York time (as applicable at the recipient’s address), whichever shall first occur.

10.2	The addresses for such notices and communications shall be for:

(a)	the Borrower

GEM GLOBAL YIELD LLC SCS

412F route d-Esch, L-2086, Luxembourg

Tel: +1 (212) 582 3400

Fax: +1 (212) 265 4035

Email: cbrown@gemny.com

Attn: Chris Brown

Copy to:

GEM YIELD BAHAMAS LIMITED

Office of Lennox Paton Corporate Services Limited, Bayside Executive Park,

Building 3, West Bay Street, P.O. Box N-4875, Nassau, Island of New Providence,

Commonwealth of the Bahamas

Tel: +1 (212) 582 3400

Fax: +1 (212) 265 4035

Email: cbrown@gemny.com

Attn: Chris Brown

(b)	Lender:

[NAME]

[ADDRESS]

Tel: [●]

Fax: [●]

Attn: [●]

(or, in all cases, such other address and fax number as shall be notified in writing by the recipient party to the sending party from time to time).

10.3

In case of facsimile-transmission the sender bears all damages incurred for reasons of distorted notifications or information, unless the recipient has not carried out examination of the transmitted document with the necessary diligence. The recipient, however, is only obliged to examine whether a gross distortion is given which is still recognisable after the transmission. In case of violation of this examination obligation, the fault of the sender shall be taken into consideration proportionately.

11.	MISCELLANEOUS

11.1	“Market Value” within the meaning of this Agreement is the Closing Bid Price for the relevant Loan Shares on the Exchange as reported by Bloomberg on the relevant day set forth in this Agreement.

11.2

The Lender may not assign any of its rights or novate any of its rights or obligations hereunder to any Person. The Borrower shall not be entitled to assign its rights under this Agreement to any Person other than an Affiliate of the Borrower (provided that such Affiliate has entered into a deed of adherence in the form set out at Schedule 5 of the Share Subscription Facility Agreement).

11.3

Should any provisions set forth in this Agreement be or become invalid as a whole or in part, the remaining provisions shall remain valid. The invalid provisions shall be replaced by a valid regulation which corresponds to the economic purposes of the invalid provision to the greatest possible extent.

12.	POWER OF ATTORNEY

12.1

In consideration of the Borrower agreeing to enter into this Agreement, the Lender hereby irrevocably appoints the Borrower as the Lender’s true and lawful attorney (“Lender’s Attorney”) for or in the name of the Lender or otherwise in the name of the Lender’s Attorney to exercise all voting and other rights attaching to the Loan Shares and to appoint proxies for this purpose, pending registration of transfers of the Loan Shares to the Borrower. The Lender hereby undertakes at all times to ratify and confirm whatsoever the Lender’s Attorney shall lawfully do by virtue of this Power of Attorney.

12.2

Upon an assignment by the Borrower to the Lender of rights, title and claims the Borrower or any Person acting by order of the Borrower may have against the Company for the delivery of Shares pursuant to Clause 7.2, the Borrower for the purpose of perfecting the assignment but not further or otherwise irrevocably appoints the Lender, with respect to the rights, titles and claims of the Borrower in such Shares assigned to the Lender, as the Borrower’s true and lawful attorney (“Borrower’s Attorney”) for or in the name of the Borrower or otherwise in the name of the Attorney to exercise all rights against the Company in respect of the relevant Shares and all rights attaching to the relevant Shares and to appoint proxies for this purpose, pending registration of such Shares in the name of the Lender. The Borrower hereby undertakes at all times to ratify and confirm whatsoever each Borrower’s Attorney shall lawfully do by virtue of this Power of Attorney.

13.	DEALING WITH SHARES PRIOR TO SUBSCRIPTION

13.1	The Lender undertakes that it shall use its best endeavours to procure that the company and its directors nominated by the Lender shall not:-

(a)	pay any cash dividends or make any other rights or distributions with respect to any Shares;

(b)	propose the payment of any cash dividends or the granting of any other rights or the making of any other distributions in respect of the Shares to a Shareholders’ Meeting;

(c)	set any record date for the payment of any cash dividends or the granting of any other rights or the making of any other distributions in respect of the Shares,

at any time during the period starting from the issuance by the Company of the Draw Down Notice up to the date the relevant Shares are Listed and issued to the Borrower or the Lender, as the case may be, pursuant to the terms of the Share Subscription Facility Agreement.

13.2

In the event that a Shareholders’ Meeting is scheduled to pass a resolution approving the payment of any cash dividends or the granting of any other rights or the making of any other distributions in respect of the Shares, the Lender shall procure the Company to use its best efforts to ensure that all Shares set out in a relevant Closing Notice not already Listed and issued to the Borrower or the Lender, as the case may be, shall be Listed and issued to the Borrower or the Lender prior to such Shareholders’ Meeting taking place and the obligations of the Company to List and issue such number of Shares shall be accelerated accordingly.

14.	FURTHER ASSURANCES

Each Party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the completion of the transactions contemplated hereby.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by and construed and take effect in accordance with the laws of Hong Kong.

All disputes, controversies or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate the International Center for Dispute Resolution in New York City, United States. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

IN WITNESS WHEREOF the parties hereto have executed this deed the day and year first before written

Execution clauses

Authentication of power of attorney clause

SCHEDULE 5

FORM OF DEED OF ADHERENCE

ON THE ASSIGNMENT OF THE SHARE SUBSCRIPTION FACILITY AGREEMENT BY THE INVESTOR

This DEED is made on [                ]20●●

BETWEEN

(1)

GEM GLOBAL YIELD LLC SCS a company incorporated under the laws of the Luxembourg whose registered office is at whose registered office is at 412F, route d-Esch, L-2086 Luxembourg (together with its permitted successors and assigns, the “Assignor”);

(2)	NEURORX, INC a company incorporated in Delaware, United States whose registered office is at 913 N. Market Street, Suite 200, Wilmington, DE 19801, United States (the “Company”);

(3)

GEM YIELD BAHAMAS LIMITED, a company organized under the laws of the Bahamas whose registered office is at Office of Lennox Paton Corporate Services Limited, Bayside Executive Park, Building 3, West Bay Street, P.O. Box N-4875, Nassau, Island of New Providence, Commonwealth of the Bahamas (“GYBL”); and

(5)	[ ] [details] (the ‘Assignee’)

WHEREAS

(1)

By a Share Subscription Facility Agreement dated                      (the “Agreement’) the Assignor granted to the Company the option to require it to subscribe from the Company, on the terms and subject to the conditions set out in the Agreement, for up to an aggregate of seven hundred and fifty million Hong Kong Dollars (HKD 750,000,000) in value of Shares in the Company.

(2)	The Assignor wishes to transfer its rights and obligations under the Agreement to the Assignee in accordance with Clause 10.5 of the Agreement.

1.	DEFINITIONS

Words and expressions defined in the Agreement shall have the same meanings in this deed.

2.	ASSIGNMENT

For value received the Assignor sells assigns and transfers to the Assignee all its rights and obligations deriving under the Agreement.

3.	WARRANTIES AND UNDERTAKINGS

3.1

The Assignee hereby represents warrants and undertakes to the Company that it shall perform and comply with all terms of the Agreement, and all ancillary agreements to the Agreement, in all respects as if it were the Investor originally named therein.

3.2

Without prejudice to the generality of the foregoing the Assignee hereby represents warrants and undertakes to the Company that the statements set out in Clause 5 of the Agreement (which statements shall be deemed to refer to the Assignee as the Investor) are now and will at each Draw Down Notice Date and at each Closing Date and on each date on which Shares are due to be subscribed by and issued to, and/or transfer to, the Assignee pursuant to the Agreement, true and accurate in all respects.

3.3	The Assignee represents and warrants to the Company that it is an Affiliate of the Assignor.

4.	GOVERNING LAW AND DISPUTE RESOLUTION

4.1	This deed shall be governed by the laws of Hong Kong.

4.2

All disputes, controversies or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate the International Center for Dispute Resolution in New York City, United States. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

IN WITNESS WHEREOF the Assignor, GYBL, and the Assignee have executed this deed the day and year first before written

Execution clauses

SCHEDULE 6

FORM OF AUTHORISATION LETTER OF DESIGNATED OFFICER

To:	GEM GLOBAL YIELD LLC SCS

Attention: Chris Brown

We refer to the Share Subscription Facility Agreement (the “Agreement”) dated                      2019 made by NEURORX, INC, GEM YIELD BAHAMAS LIMITED, and yourselves. Terms defined in the Agreement have the same meaning herein.

We hereby appoint [                ] of [                ], Tel: [                ] and mobile number: [                ] to act as the Designated Officer of the Company and generally be authorised to act on behalf of the Company and to do all acts and things and execute all instruments as fully and effectually as the Company itself could do in relation to and as contemplated under the Agreement as he may see fit to be done or caused to be done.

For and on behalf of
NeuroRx, Inc Signed by: Authorised Signatory

SCHEDULE 7

FORM OF PROMISSORY NOTE

To: GEM YIELD BAHAMAS LIMITED (the “Beneficiary”)

Date: Oct 18 2019

In consideration for entry by the Beneficiary into the Share Subscription Facility Agreement entered into between NeuroRx, Inc (the “Issuer”), GEM GLOBAL YIELD LLC SCS, and the Beneficiary on or about the date of this Promissory Note (the “Agreement”), the Issuer hereby PROMISES TO PAY to the order of the Beneficiary the principal sum of

HKD 15,000,000 (FIFTEEN MILLION HONG KONG DOLLARS)

ON DEMAND at any time on or after twelve (12) months from successfully becoming Listed on an Exchange (the “Payment Date”).

Terms defined in the Agreement have the same meaning herein. This note and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) is governed by and shall be construed and take effect in accordance with the laws of Hong Kong. The Company: (a) hereby irrevocably submits to the exclusive jurisdiction of the Hong Kong Courts for the purposes of any suit, action, or proceeding arising out of or in connection with this note; and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action, or proceeding is brought in an inconvenient forum or that the venue of the suit, action, or proceeding is improper.

IN WITNESS WHEREOF this promissory note is executed as a deed on the date first above written.

EXECUTED as a deed	)
By NeuroRx, Inc	)
acting by JONATHAN C. JAVITT	)
in the presence of	)

/s/ Jonathan C. Javitt	Signature of Witness

Name of Witness

AS WITNESS this Agreement has been signed by or on behalf of each of the Parties the day and year set forth at the beginning of this Agreement.

Signed by JONATHAN C. JAVITT M. D.	)
for and on behalf of NEURORX	)
NEURORX, INC	)
in the presence of:	)

/s/ Jonathan C. Javitt

Signed by	)
for and on behalf of	)
GEM GLOBAL YIELD LLC SCS	)
in the presence of:	)

/s/ Christopher Brown

Signed by	)
for and on behalf of	)
GEM YIELD BAHAMAS LIMITED	)
in the presence of:	)

/s/ Christopher Brown

[Signature Page to Share Subscription Facility Agreement]